PROSPECTUS SUPPLEMENT
                                                  Filed Pursuant to Rule 424(b)5
(To Prospectus Dated October 25, 1999)
                                                      Registration No. 333-11142
                                                              Formerly 333-88927

ADELPHIA BUSINESS SOLUTIONS, INC. LOGO

                       Adelphia Business Solutions, Inc.

                   41,952,478 Shares of Class A Common Stock
                    1,256,164 Shares of Class B Common Stock

                                  -----------

   We are offering 41,952,478 shares of our Class A common stock to all of our stockholders other than Adelphia Communications Corporation who owned shares of our Class A common stock on February 19, 2001. In addition, we are offering 1,256,164 shares of our Class B common stock to all of our stockholders other than Adelphia Communications Corporation who owned shares of our Class B common stock on February 19, 2001. With respect to those 1,256,164 shares of Class B common stock, we are registering an additional 1,256,164 shares of our Class A common stock in the event that purchasers of those shares of Class B common stock convert their shares into Class A common stock.

   Separately, we are concurrently offering 11,820,070 shares of our Class A common stock and 51,459,624 shares of our Class B common stock to Adelphia Communications Corporation, the majority holder of our capital stock who owned 7,880,047 shares of our Class A common stock and 34,306,416 shares of our Class B common stock on February 19, 2001, upon the same terms and conditions described in this prospectus supplement. When we refer to the rights offering in this prospectus supplement, we refer to the offerings made to both the holders of shares of our Class A and Class B common stock, including the offerings to Adelphia Communications Corporation.

   Adelphia Communications Corporation has advised us that it intends to exercise its subscription rights in full.

   You have been granted, at no cost, 1.5 non-transferable subscription rights for each share of Class A or Class B common stock that you owned on February 19, 2001. Each whole subscription right entitles you to purchase one share of Class A or Class B common stock, as applicable, at a price of $7.28 per share. We will not issue fractional rights, and we will not pay cash in place of rights. The shares are being offered directly by us without the services of an underwriter or selling agent.

   The subscription rights are exercisable beginning on February 20, 2001 and continuing until 5:00 p.m., New York City Time on March 19, 2001. We reserve the right to cancel the rights offering at any time before the expiration date and time.

   Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total outstanding shares of our common stock. Your subscription rights are not transferable. The subscription rights will not be listed for trading on any stock exchange or automated quotation system.

   Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ." On February 16, 2001, the last sale price of our Class A common stock as reported on the Nasdaq National Market was $6.9375 per share.

                                  -----------

   Investing in our Class A or Class B common stock involves substantial risk. See "Risk Factors" beginning on page S-7.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                     Per Share    Total
                                                     --------- ------------
Subscription Rights Price...........................   $7.28   $775,235,000(1)
Proceeds to Adelphia Business Solutions (before ex-
 penses)............................................   $7.28   $775,235,000(1)

-------
(1) Assumes full exercise of all subscription rights granted to by Adelphia Communications Corporation and all other holders of Class A and Class B common stock.

                                  -----------

          The date of this prospectus supplement is February 20, 2001.

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Questions and Answers About the Rights Offering..........................    i

Prospectus Supplement Summary............................................  S-1

Risk Factors.............................................................  S-7

Use of Proceeds.......................................................... S-18

Capitalization........................................................... S-19

Price Range of Adelphia Business Solutions' Common Equity and Dividend
 Policy.................................................................. S-20

Dilution................................................................. S-21

The Rights Offering...................................................... S-22

U.S. Federal Income Tax Considerations................................... S-28

Where You Can Find More Information...................................... S-30

Legal Matters............................................................ S-31

Experts.................................................................. S-31

                                   Prospectus

                                                                          Page
                                                                          ----
Adelphia Business Solutions..............................................   2

Risk Factors.............................................................   3

Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends...............................................................  13

Dilution.................................................................  13

Use of Proceeds..........................................................  13

Description of Debt Securities...........................................  13

Description of Capital Stock.............................................  24

Book Entry Issuance......................................................  28

Plan of Distribution.....................................................  30

Where You Can Find More Information......................................  31

Legal Matters............................................................  32

Experts..................................................................  32

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What are rights and a subscription privilege?

   Rights give holders of our common stock the opportunity to purchase additional shares of our common stock for $7.28 per share. We have granted to our holders of Class A common stock 1.5 rights for each share of Class A common stock they owned on February 19, 2001, the record date. In addition, we have granted to our holders of Class B common stock 1.5 rights for each share of Class B common stock they owned on February 19, 2001.

   Each whole right entitles holders of our Class A common stock or Class B common stock to purchase one newly-issued share of our Class A common stock or Class B common stock, respectively, for $7.28. This is the "subscription privilege." For example, if you owned 100 shares of our Class A common stock on February 19, 2001, you have been granted 150 rights which entitle you to purchase a total of 150 shares of our Class A common stock at $7.28 per share.

May I purchase shares in the rights offering in addition to the subscription privilege?

   No.

Why is Adelphia Business Solutions offering the rights?

   The purpose of the rights offering is to raise funds to pay down our outstanding revolving credit loan, to fund our capital expenditures, working capital requirements, operating losses and pro rata investments in our networks, and for general corporate purposes. If all shares of our Class A and Class B common stock being offered pursuant to the rights offering are sold, we anticipate receiving approximately $775 million in net proceeds. We will use approximately $500 million of the net proceeds to pay down our revolving credit loan and the remainder of the net proceeds for the other purposes described in this prospectus supplement.

How soon must I act?

   The rights expire at 5:00 p.m., New York City Time, on March 19, 2001. The subscription agent must actually receive all required documents and payments before that date and time. Although we have the option of extending the expiration date, we currently do not intend to do so.

Has the Board of Directors made a recommendation regarding this offering?

   Our Board of Directors does not make any recommendation to you about whether you should exercise any rights.

To whom do I direct questions or send forms and payment?

   Questions about the rights or additional copies of offering documents: call American Stock Transfer & Trust Company at (800) 937-5449 from the United States and (718) 921-8200 from outside the United States. Subscription documents and payments: send to American Stock Transfer & Trust Company, at the address indicated in the instructions forwarded with this prospectus supplement.

Am I required to subscribe in the rights offering?

   No. You are not required to exercise any rights, purchase any new shares or otherwise take any action in response to the rights offering.

What will happen if I do not exercise my rights?

   If you do not exercise your rights, the number of shares which you own will not change, but your percentage ownership of our total outstanding common stock will decline if the rights offering is completed. In other words, if you do not exercise your rights, your equity ownership percentage of Adelphia Business Solutions will be diluted by the issuance of additional shares under the rights offering.

What forms and payment are required to purchase shares?

   As a record holder of our common stock on February 19, 2001, you are receiving with this prospectus supplement a subscription certificate and instructions on how to purchase shares. The subscription certificate must be properly completed and delivered with full payment to American Stock Transfer & Trust Company before the expiration of the rights offering. You may also use an alternate procedure called "Notice of Guaranteed Delivery," which provides an extra three days to deliver the subscription certificate if full payment is received before the expiration of the offering and a securities broker or qualified financial institution signs the form to guarantee that the subscription certificate will be timely delivered. See "The Rights Offering-- Special Procedure under "Notice of Guaranteed Delivery' Form" on page S-24 for further information regarding this procedure.

What if a broker, bank or other nominee is the record holder of my shares?

   If you wish to purchase shares, please promptly contact the broker, bank or other company holding your shares. Your broker or other nominee holder is the record holder of the shares you own and must exercise the rights on your behalf for shares you wish to purchase or arrange for a subscription certificate to be issued in your name so that you may directly exercise the rights. The broker, bank or other nominee has been requested to contact you for instructions on exercising your rights.

May I transfer my rights?

   No. The rights may be exercised only by the stockholder of record to whom they are granted.

Must all holders of rights pay the subscription price in cash?

   All stockholders granted rights who wish to participate in the rights offering must timely pay the subscription price by wire transfer, U.S. postal money order, certified or cashier's check drawn on a U.S. bank, or personal check that clears before the expiration of the rights offering.

What if my shares of common stock result in fractional rights?

   We are not issuing fractional rights or shares. If your shares of common stock would entitle you to receive a fractional right, the number of rights you are entitled to receive will be rounded down to the nearest whole number. You will not be issued a fractional right.

Can Adelphia Business Solutions cancel or amend the rights offering?

   Yes. We may cancel or amend the rights offering at any time prior to the expiration of the rights offering.

Will my money be returned if the rights offering is cancelled?

   Yes, but without any payment of interest.

What fees or charges apply if I purchase shares?

   We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

May I change or cancel my exercise of rights after I send in the required forms?

   No. All exercises of rights are irrevocable.

What are the U.S. federal income tax consequences of exercising my subscription rights?

   The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor. See "U.S. Federal Income Tax Considerations" beginning on page S-28 for further information.

When will I receive my new shares?

   If you purchase shares of our common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after the expiration date. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may elect to purchase by exercise of your subscription privilege in order to comply with state securities laws.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the entire attached prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. "We," "our," "ours," "us" or "Adelphia Business Solutions" means Adelphia Business Solutions, Inc. together with its majority-owned subsidiaries, except where the context otherwise requires. Unless the context otherwise requires, references to the networks mean the telecommunications networks, in operation or under construction, owned as of September 30, 2000 by our wholly owned subsidiaries or by joint ventures managed by us and in which we hold less than a majority equity interest with one or more other partners, and the additional networks under development as of such date.

                              The Rights Offering

Securities Offered        We are offering to holders of our Class A common
                          stock, other than Adelphia Communications
                          Corporation, 41,952,478 shares of our Class A common stock to be issued upon exercise of the rights. In addition, we are offering to holders of our Class B common stock, other than Adelphia, 1,256,164 shares of our Class B Common stock to be issued upon exercise of the rights. With respect to those 1,256,164 shares of Class B common stock, we are registering an additional 1,256,164 shares of our Class A common stock in the event that purchasers of those shares of Class B common stock convert their shares into Class A common stock.

                          Separately, we are concurrently offering to Adelphia Communications Corporation 11,820,070 shares of our Class A common stock and 51,459,624 shares of our Class B common stock to be issued upon exercise of the rights pursuant to the same terms and conditions described in this prospectus supplement.

                          When we refer to the rights offering in this prospectus supplement, we refer to the offerings made to the holders of shares of both our Class A and Class B common stock, including the offerings to Adelphia.

Rights; Subscription      We have granted to you 1.5 rights for each share of
Privilege                 common stock owned by you as of the record date. Each
                          whole right entitles holders of Class A common stock to purchase one share of Class A common stock for the subscription price. Similarly, each whole right entitles holders of our Class B common stock to purchase one share of Class B common stock for the subscription price.

                          We are not issuing any fractional rights or fractional shares. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole number.

Record Date               February 19, 2001.

Subscription Price        $7.28 per share of common stock, payable in cash. All
                          payments must be cleared on or before the expiration date.

Expiration Date and       March 19, 2001 at 5:00 p.m., New York City Time,
Time                      unless extended by us in our sole discretion. After
                          that time, rights will be null and void.

                          The rights may be exercised only by the persons to
No Transferability        whom they are granted. We do not intend to list the
of Rights                 rights on the Nasdaq National Market or any exchange.

Subscription Agent        American Stock Transfer & Trust Company.

No Board Recommendation   Our Board of Directors makes no recommendation to you
                          regarding the exercise of rights in this offering.

No Revocation             If you exercise any rights, you are not allowed to
                          revoke or change your exercise or request a refund of monies paid.

Procedure for             To exercise rights, you must complete the enclosed
Exercising Rights         subscription certificate and deliver it, together
                          with full payment for all shares subscribed for, to the subscription agent before the expiration of the rights offering. You may deliver the certificate and payment by mail or commercial courier. If you choose to forward the subscription certificate and payment by mail, we recommend using insured, registered mail.

                          You may use an alternative "Notice of Guaranteed Delivery" procedure if you are unable to deliver the subscription certificate before the expiration of the rights offering, subject to the requirements of this procedure described under "The Rights Offering-- Special Procedures under "Notice of Guaranteed Delivery' Form" on page S-24.

Payment Adjustments       If you send a payment that is insufficient to
                          purchase the number of shares subscribed for, or if the number of shares subscribed for is not specified in the forms you return to the subscription agent, the payment received will be applied to exercise your rights to the extent of the payment. If the payment exceeds the amount required to exercise all of your rights, we will refund that excess as soon as practicable. We will not pay interest on any payments received under the rights offering.

Nominee Accounts          If your shares of our common stock are held by a
                          broker, dealer, commercial bank, trust company or other nominee and you wish to exercise rights and subscribe for shares of our common stock, you should contact the appropriate nominee or institution and request it to exercise rights on your behalf. You may also contact the appropriate nominee or institution and request that it send separate subscription materials to you.

                          If you are a record holder who wishes an institution such as a broker or bank to exercise your rights for you, you should contact that institution promptly to arrange that method of exercise.

Issuance of               Certificates representing shares of our common stock
Certificates              purchased in this offering will be delivered to
                          subscribers as soon as practicable following the expiration date.

U.S. Federal Income Tax   For U.S. federal income tax purposes, we believe that
Consequences              a stockholder will not recognize taxable income upon
                          the receipt or exercise of rights. See "U.S. Federal
                          Income Tax Consequences" beginning on page S-28 for further information. You should consult your own tax adviser concerning the tax consequences of this offering under your own tax situation. This prospectus supplement does not summarize tax consequences arising under state tax laws, non-U.S. tax laws or any tax laws relating to special tax circumstances or particular types of taxpayers.

Extension, Withdrawal     We have the option of extending this rights offering,
and Amendment             although we presently do not intend to do so. We also
                          reserve the right to withdraw, terminate or amend this rights offering at any time and for any reason.
                          If this offering is withdrawn or terminated, or any submitted subscriptions no longer comply with the amended terms of the offering, we will return all funds received from such subscriptions, without interest.

Shares of Class A         35,848,366 (as of February 15, 2001).
Common Stock
Outstanding Before this
Offering

Shares of Class A         89,620,914, assuming all rights are exercised,
Common Stock              including the rights of Adelphia Communications
Outstanding After this    Corporation.
Offering

Shares of Class B         35,143,859 (as of February 15, 2001).
Common Stock
Outstanding Before this
Offering

Shares of Class B         87,859,647, assuming all rights are exercised,
Common Stock              including the rights of Adelphia Communications
Outstanding After this    Corporation.
Offering

Use of Proceeds           We intend to use the net proceeds of this offering to
                          pay down our outstanding borrowings under our revolving bank credit facility, all of which, subject to the terms and maturity of that credit facility, may be reborrowed and used by us for general corporate purposes. We intend to use the remaining net proceeds to fund our capital expenditures, working capital requirements, operating losses and pro rata investments in our networks, and for general corporate purposes.

                          Adelphia Business Solutions

   We are a leading national provider of facilities-based integrated communications services to customers that include businesses, governmental and educational end users and other communications services providers throughout the United States. We currently offer a full range of communications services in 75 markets. To serve our customers' broad and expanding communications needs, we have assembled a diverse collection of high-bandwidth, local and national network assets. We intend to integrate these assets with advanced communications technologies and services in order to provide comprehensive end-to-end communications services over our own national network. We provide customers with communications services such as local switch dial tone (also known as local phone service), long distance service, high-speed data transmission and Internet connectivity. We offer our customers a choice of receiving these services separately or as bundled packages which are typically priced at a discount when compared to the price of the separate services.

   In order to take advantage of the improved economic returns and better customer service from providing services "on-net," or over our own network system, we are in the process of further expanding the reach of our network system. As of September 30, 2000, our original 22 local networks (we refer to these as the "Original Markets") spanned approximately 6,908 route miles, or an average of 314 route miles per network, making our networks among the largest of all local providers. Our Original Markets are principally located in the eastern half of the United States; however, due to our success in operating and expanding these markets, we are pursuing a growth plan. We believe that the full buildout of this footprint will position us to address approximately 53% of the 60 million business access lines nationwide, which addressable market currently represents approximately $70 billion in annual revenues. Our network system expansion includes the purchase, lease or construction of local fiber optic network facilities and the interconnection of all of our existing and new markets with our own fiber optic network facilities. We will also implement various technologies, including a technology known as dense wave division multiplexing, to provide greater bandwidth capacity on our local and long-haul network system. Once fully installed, our approximately 18,000 route mile fiber optic backbone in the eastern half of the United States, combined with our estimated 8,000 route mile local fiber, will support our full line of communications service offerings.
                                  ------------

   Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

              Summary Consolidated Financial and Operational Data
                (dollars in thousands, except per share amounts)
  The following summary consolidated financial data as of and for each of the three years in the period ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999 have been derived from our audited consolidated financial statements. This data should be read in conjunction with the consolidated financial statements and related notes thereto for the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 1999 which is incorporated herein by reference. The statement of operations data and the other financial data with respect to the fiscal years ended March 31, 1996 and 1997 have been derived from our audited consolidated financial statements not included in our Annual Report on Form 10-K for the year ended December 31, 1999. The data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods and dates. This interim period data should be read in conjunction with the condensed consolidated financial statements and related notes thereto as of December 31, 1999 and September 30, 2000 and for the three- and nine-month periods ended September 30, 1999 and 2000 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Form 10-Q for the quarterly period ended September 30, 2000 which is incorporated herein by reference. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. Operating Data is derived from our other operations information.

                                                          Nine Months
                                                             Ended      Year Ended   Nine Months Ended
                           Fiscal Year Ended March 31,    December 31, December 31,    September 30,
                             1996      1997      1998         1998         1999       1999       2000
                           --------  --------  ---------  ------------ ------------ ---------  ---------
 Statement of Operations
  Data (a):
  Revenues...............  $  3,322  $  5,088  $  13,510   $  34,776    $ 154,575   $  99,000  $ 243,066
  Operating expenses:
  Network operations.....     2,690     3,432      7,804      18,709       58,525      36,037    126,286
  Selling, general and
   administrative........     3,084     6,780     14,314      35,341      142,615      93,618    189,399
  Depreciation and
   amortization..........     1,184     3,945     11,477      26,671       65,244      45,289     73,230
                           --------  --------  ---------   ---------    ---------   ---------  ---------
  Operating loss.........    (3,636)   (9,069)   (20,085)    (45,945)    (111,809)    (75,944)  (145,849)
  Gain on sale of
   investment............        --     8,405         --          --           --          --         --
  Interest income and
   other.................       199     5,976     13,304      19,741       28,416      26,588      8,953
  Interest expense ......    (6,088)  (28,377)   (49,334)    (38,638)     (74,314)    (56,383)   (44,942)
  Equity in net loss of
   joint ventures........    (4,292)   (7,223)   (12,967)     (9,580)      (7,758)     (7,340)       (70)
  Net loss...............   (13,620)  (30,547)   (69,082)    (74,185)    (165,466)   (113,083)  (181,908)
  Net loss applicable to
   common stockholders...   (13,620)  (30,547)   (81,491)    (95,302)    (197,084)   (136,251)  (208,229)
  Basic and diluted net
   loss per weighted
   average share of
   common stock..........  $  (0.42) $  (0.89) $   (2.33)  $   (1.80)   $   (3.47)  $   (2.46) $   (2.98)
 Other Financial Data
  (a):
  EBITDA (b).............  $ (2,452) $ (5,124) $  (8,608)  $ (19,274)   $ (45,565)  $ (30,655) $ (72,619)
  Capital expenditures
   and investments (c)...    18,899    79,396    132,889     215,770      477,755     259,839    489,376
  Cash used in operating
   activities............      (833)   (4,823)    (6,333)     (8,810)      17,485     (79,642)  (212,525)
  Cash used in investing
   activities............   (18,899)  (72,818)  (266,604)   (200,458)    (556,247)   (338,304)  (525,401)
  Cash provided by
   financing activities..    19,732   137,455    443,873     221,088      298,325     301,364    738,259
  Weighted average
   ownership in networks
   (d)...................       44%       53%        77%         79%          93%         93%        96%

                                                         September 30, 2000
                           December 31, December 31, --------------------------
                               1998         1999       Actual   As Adjusted (e)
                           ------------ ------------ ---------- ---------------
Balance Sheet Data (a):
 Cash and cash
  equivalents.............   $242,570    $   2,133   $    2,466   $  427,992
 U.S. Government
  Securities--pledged.....     58,054       29,899           --           --
 Property, plant and
  equipment--net..........    374,702      943,756    1,384,844    1,384,844
 Total assets.............    836,342    1,563,703    1,726,368    2,151,894
 Long term debt and
  exchangeable redeemable
  preferred stock.........    722,783    1,106,026    1,523,949    1,174,240
 Common stock and other
  stockholders' equity....     74,031      279,931       85,061      860,296

                                        December 31, September 30, September 30,
                                            1999         1999          2000
                                        ------------ ------------- -------------
Operating Data (f):
 Route miles (g).......................    16,060        15,648        17,412
 Fiber miles (g).......................   412,754       390,931       560,329
 Buildings connected (h)...............     2,194         2,118         3,161
 Switches installed (i)................        22            22            29
 Access lines in service...............   331,007       250,805       576,857
 LEC collocations......................       167           150           282
 Employees (j).........................     1,853         1,752         2,391

--------
(a) Represents our financial information and our consolidated subsidiaries. As of September 30, 2000, three of our networks were owned by joint ventures in which we owned an interest of 50% or less, and for which we reported our interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) Represents earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA"). EBITDA and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, our management believes EBITDA is a meaningful measure of performance.
(c) For the fiscal years ended March 31, 1996, 1997 and 1998, the nine months ended December 31, 1998, the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, our capital expenditures (including capital expenditures relating to our wholly owned operating companies) were $6.1, $24.6, $68.6, $146.8, $453.2, $232.4 and $479.0 million, respectively, and our investments in less than wholly owned operating companies were $12.8, $34.8, $64.3, $69.0, $24.5, $27.4 and $10.4 million, respectively, for the same periods. In addition, during the fiscal year ended March 31, 1997, we invested $20.0 million in fiber assets and a senior secured note.
(d) Based upon our gross property, plant and equipment and the networks at the end of each period presented.
(e) Reflects the effect of the full exercise of all subscription rights to purchase our Class A and Class B common stock pursuant to the rights offering, as if such events occurred September 30, 2000.
(f) Represents data for 100% of the networks.
(g) Data includes networks under construction.
(h) Represents buildings connected by fiber we own or lease.
(i) Represents Lucent 5ESS switches or remote switch modules which deliver full switch functionality.
(j) Includes our employees and employees of the networks adjusted for staff reduction on January 10, 2001.

                                  RISK FACTORS

   Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus supplement before you decide to purchase any of our securities. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, you may lose all or part of your original investment.

Risks Related to the       Adelphia Communications Corporation, the majority
Rights Offering            holder of our capital stock, has advised us that it
                           intends to exercise its subscription rights in
   If you do not           full. If you do not exercise your rights and
participate in this        subscribe for shares of our common stock, you will
rights offering, your      experience immediate dilution of your percentage of
percentage ownership of    equity ownership interest in Adelphia Business
Adelphia Business          Solutions upon completion of the rights offering.
Solutions will be
diluted.

   If the rights           As of September 30, 2000, Adelphia Communications
offering is completed,     Corporation beneficially owned shares representing
Adelphia Communications    approximately 59.4% of the total number of
Corporation may own a      outstanding shares of both classes of our common
larger percentage of       stock. If no rights are exercised by any other
Adelphia Business          holders of our common stock, Adelphia will
Solutions.                 beneficially own approximately 78.5% of the total
                           outstanding shares of both classes of our common stock after completion of the rights offering.

   The market price of
our Class A common stock   We cannot assure you that the public trading market
may decline before or      price of our Class A common stock will not decline
after the rights           after you exercise your subscription rights.
offering expires.          Moreover, we cannot assure you that, after we issue
                           the shares of common stock upon exercise of rights, a subscribing holder will be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.
                           Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of your rights.

   Do not place undue      Our Board of Directors set the subscription price
reliance on the            after considering a variety of factors, including
subscription price,        the historic and current market prices of our Class
since it does not          A common stock, our past operations and future
necessarily bear any       business prospects, our need for capital,
relationship to the        alternatives available to us for raising capital,
value of Adelphia          general conditions in the securities markets, and
Business Solutions.        the amount of proceeds desired. The subscription
                           price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of our underlying value.
                           We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

   If you desire to
purchase shares in the     If you desire to purchase shares in the rights
rights offering, you       offering, you must act promptly to ensure that all
must act promptly and      required documents and payments are actually
follow all subscription    received by the subscription agent prior to the
instructions.              expiration date. If you fail to complete and sign
                           the required subscription documents, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the full extent of the payment received.
                           Neither we nor the subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your rights properly follows the correct procedure.

   There is a risk in      Any personal check used to pay for shares of our
using a personal check     common stock in the rights offering must clear
to pay for shares          prior to the expiration of the rights offering, and
purchased in the rights    the clearing process may require five or more
offering.                  business days.

   Once you exercise       Once you exercise your rights, you may not revoke
your rights, you cannot    the exercise for any reason. We may terminate the
revoke them. If we         rights offering at any time. If we elect to
cancel the rights          withdraw or terminate the rights offering, neither
offering, you will not     we nor the subscription agent will have any
be entitled to interest    obligation with respect to the rights except to
on any subscription        return, without interest, any subscription
payments.                  payments.

Risks Related to Our       We have two classes of common stock--Class A which
Common Stock               carries one vote per share and Class B which
                           carries ten votes per share. The holders of Class B
Unequal voting rights of   common stock can control the outcome of matters
stockholders.              being voted upon by the stockholders such as the
                           election of directors.

It is unlikely you will    Adelphia Business Solutions has never declared or
receive a return on your   paid cash dividends on any of its common stock and
shares through the         has no intention of doing so in the forseeable
payment of cash            future. As a result, it is unlikely that you will
dividends.                 receive a return on your shares through the payment
                           of cash dividends.

Purchasers of our common   Persons purchasing common stock will incur
stock will incur           immediate and substantial net tangible book value
immediate dilution.        dilution.

Future sales of            Sales of a substantial number of shares of Class A
outstanding common stock   common stock or Class B common stock could
could adversely affect     adversely affect the market price of our Class A
the market price of our    common stock and could impair our ability in the
common stock.              future to raise capital through stock offerings. If
                           all of our existing holders of our warrants and our Class B common stock exercised their existing rights as of September 30, 2000 to receive Class A common stock, we would be required to issue approximately an additional 36,098,289 shares of Class A common stock.

The trading prices of The closing sale prices for our Class A common our Class A common stock stock have covered a broad trading range since
have covered a broad       January 1, 2000, and have been volatile. For
range and have been        further information on this, please read the
volatile.                  section on page S-20 entitled "Price Range of
                           Adelphia Business Solutions' Common Equity and
                           Dividend Policy."

High Level Of              Adelphia Business Solutions has a substantial
Indebtedness               amount of debt. We borrowed this money to purchase
                           and to expand our telecommunications systems and
   As of September 30,     other operations and, to a lesser extent, for
2000, we owed              investments and loans to our affiliates. On
approximately $1.5         September 30, 2000, our indebtedness and redeemable
billion. Our high level    preferred stock totaled approximately
of indebtedness can have   $1,523,949,000. This included approximately:
important adverse
consequences to us and
to you.

                              . $281,764,000 of 13% senior discount notes due 2003;

                              . $250,000,000 of 12 1/4% senior secured notes due 2004 which are secured by the equity we own in some of our telephone networks;

                              . $300,000,000 of 12% senior subordinated notes due 2007;

                              . $349,709,000 of debt that our subsidiaries owe under a bank credit facility;

                              . $287,584,000 of redeemable preferred stock due October 15, 2007; and

                              . other debt of $54,892,000 due in varying amounts through December 31, 2015.

   Commencing 1999 we      We have or will have to start funding cash payments
have had to begin          on these debts as follows:
funding substantial cash
payments on these debts.

                              . commencing May 1, 1999--semi-annual interest payments of $18,000,000 on the 12% senior subordinated notes due 2007, a portion of which is payable to an entity controlled by members of the family of John J. Rigas;

                              . commencing September 30, 2000--quarterly floating interest payments on the borrowings under the bank credit facility (which were at an effective rate of 12 1/2% per annum for the quarter ended September 30, 2000), a portion of which is payable to Adelphia Communications Corporation;

                              .  commencing March 1, 2001--semi-annual
                                 interest payments of $15,300,000 on our 12
                                 1/4% senior secured notes due 2004;

                              . commencing October 15, 2001--semi-annual interest payments of $19,800,000 on our 13% senior discount notes due 2003; and

                              . commencing October 15, 2002--quarterly cash dividends of approximately $12,200,000 on our redeemable preferred stock.

   This could affect our   Our high level of indebtedness can have important
ability to invest in our   adverse consequences to us and to you. In the
business in the future     future it will require that we spend a substantial
as well as our ability     portion of the cash we get from our business to
to react to changes in     repay the principal and interest on these debts.
our industry or economic   Otherwise, we could use these funds for general
downturns.                 corporate purposes or for capital improvements. Our
                           ability to obtain new loans for working capital, capital expenditures, acquisitions or capital improvements may be limited by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally and may put us at a competitive disadvantage to competitors who have lower debt levels.

Our Business Requires      Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing And If We Do     expenditures and other purposes including:
Not Obtain That
Financing, We May Not Be
Able To Expand Our
Networks, Offer
Services, Make Payments
When Due Or Refinance
Existing Debt

                              .  installing additional electronics and
                                 computers in our telephone networks that route a telephone caller to the number he or she dialed;

                              . expanding our Network Operations and Control Center and improving our existing telephone networks;

                              . designing, constructing and developing, or acquiring, new telephone networks;

                              .  continued purchasing of our partners'
                                 interests in the telephone networks we do not wholly own;

                              . scheduled principal and interest payments on our debt; and

                              .  funding our operating losses.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large          We have incurred substantial net losses for each
Losses, And We Expect      year of operations since our inception in 1991. Our
This To Continue           recent net losses applicable to our common
                           stockholders were approximately as follows:

                              .  fiscal year ended March 31, 1997--
                                 $30,547,000;

                              .  fiscal year ended March 31, 1998--
                                 $81,491,000;

                              .  nine months ended December 31, 1998--
                                 $95,302,000;

                              .  year ended December 31, 1999--$197,084,000;
                                 and

                              .  nine months ended September 30, 2000--
                                 $208,229,000.

   Our earnings have
been insufficient to pay   Our earnings could not pay for our combined fixed
for our fixed charges      charges and preferred stock dividends during these
and preferred stock        periods by the amounts set forth in the table
dividends.                 below.

                                                            Earnings
                                                           Deficiency
                                                          ------------
                   .fiscal year ended March 31, 1998      $ 85,762,000
                   .nine months ended December 31, 1998   $105,525,000
                   .fiscal year ended December 31, 1999   $220,360,000
                   .nine months ended September 30, 2000  $251,896,000

   If we cannot            Historically, we have depended on getting
refinance our debt or      additional borrowings and selling equity to meet
obtain new loans, we       our cash needs. Although in the past we have been
would likely have to       able to obtain additional borrowings and sell
consider various options   equity, there can be no guarantee that we will be
such as the sale of        able to do so in the future or that the cost to us
additional equity or       or the other terms which would affect us would be
some of our assets to      as favorable to us as our current indentures. The
meet the principal and     covenants in our indentures for our current debt
interest payments as       limit our ability to borrow more money.
they become due,
negotiate with our
lenders to restructure
existing loans or
explore other options
available under
applicable laws,
including those under
reorganization or
bankruptcy laws. We
cannot guarantee that
any options available to
us would enable us to
repay our debt in full.

Holding Company            We do not directly own any significant assets other
Structure                  than stock, partnership interests, equity and other
                           interests in our operating companies. We do not
   We depend on our        receive cash flow from operations except to the
subsidiaries' and joint    extent that our operating companies pay management
ventures' cash payments    fees or make distributions to us. In the event of
and distributions to       an insolvency of an operating company, creditors of
fund our cash needs.       that operating company would be entitled to be paid
                           in full before dividends or other distributions would be made to us. In addition, we do not own a controlling interest in some of these operating companies. This business structure creates risks regarding our obtaining cash from our business operations which could adversely affect our ability to repay the interest and principal which we owe, to get new loans, to fund future development of existing networks and new networks and to pay cash dividends to our common stockholders in the future.

New Service Acceptance     We are in the process of introducing a number of
By Customers               services, primarily local exchange services, that
                           we believe are important to our long-term growth.
                           The success of these services will be dependent upon, among other things, the willingness of customers to accept us as a new provider of such new telecommunications services. There is no guarantee that this acceptance will occur, and the lack of this acceptance could have a material adverse effect on us.

Risks From Rapid           We are in a period of rapid expansion which we
Expansion                  believe will continue. Our operating complexity, as
                           well as the responsibilities of management personnel, have increased as a result of our expansion. Our ability to manage this growth effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.
                           In addition, we and our operating companies have increased the hiring of additional sales and marketing personnel. We cannot guarantee that these new personnel will be successfully integrated into us or our operating companies or that we can hire a sufficient number of qualified personnel. Our inability to effectively manage the hiring of additional personnel and expansion could have a material adverse effect on our business and results of operations.

                           Our expansion is also dependent upon the expansion of our fiber optic network through the continued acquisition of indefeasible rights of use (IRUs) for local and long-haul fiber optic plant or our built fiber optic plant when IRUs are not available or cost justified. If new IRUs cannot be obtained or if such fiber optic plant is not delivered or built by us on a timely basis, the development of the new markets and the interconnection of existing and new networks may be delayed, which could have a material adverse effect on us.

Control By Adelphia
Communications             As of September 30, 2000, Adelphia Communications
Corporation                Corporation beneficially owned shares representing
                           approximately 59.4% of the total number of
   Adelphia                outstanding shares of both classes of our common
Communications             stock and about 97.6% of the total number of
Corporation can control    outstanding shares of our Class B common stock, all
and can transfer control   of which represented approximately 90.6% of the
of stockholder decisions   total voting power of all outstanding shares of our
on very important          common stock. If no rights are exercised by any
matters.                   other holders of our common stock, Adelphia

                           Communications Corporation will beneficially own shares representing approximately 78.5% of the total number of outstanding shares of both classes of our common stock, which will represent approximately 96.0% of the total voting power of all outstanding shares of our common stock. As a result of Adelphia Communications Corporation's stock ownership, Adelphia Communications Corporation has the power to elect all of our directors. In addition, Adelphia Communications Corporation could control stockholder decisions on other matters such as amendments to our Certificate of Incorporation, as amended, and Bylaws, and mergers or other fundamental corporate transactions. Adelphia Communications Corporation could also transfer control of us to an unrelated third person by transferring our Class B common stock.

There Are Potential        Adelphia Communications Corporation's activities
Conflicts Of Interest      could present a conflict of interest with us, such
Between Us And Adelphia    as pursuing business opportunities in the
Communications             telecommunications industry. In addition, there
Corporation                have been and will continue to be transactions
                           between us and Adelphia Communications Corporation or the other entities or persons they own or have affiliations with. Our debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Need To Obtain Permits     We expect that in connection with our planned
And Rights-of-Way          construction and development of new networks that
                           we must obtain and maintain permits and rights-of-way for the cabling needed to develop and operate such networks. In addition, we may require pole attachment or conduit use agreements with incumbent local exchange carriers, utilities or other local exchange carriers to operate existing networks and new networks. There is no guarantee that we, our operating companies, our local partners, or Adelphia Communications Corporation will be able to obtain new permits and rights-of-way, pole attachment and conduit use, to maintain existing permits and rights-of-way or to obtain and maintain the other permits and rights-of-way needed to develop and operate existing networks and new networks. Failure to obtain or maintain necessary permits, rights-of-way and agreements could have a material adverse effect on our ability to operate and expand our networks. In addition, the terms and conditions we are able to obtain for access to rights-of-way in some markets may be substantially less favorable than the terms on which our competition (including incumbent local telephone companies) have obtained similar access rights in the past, which could place us at a material cost disadvantage in those markets.

                           In addition, the amount of lease payments made by our operating companies could be affected by the costs our local partners incur for attachments to poles, or use of conduit, owned by incumbent local exchange carriers or electric utilities. The FCC, as required by the federal Telecommunications Act of 1996, has adopted a new formula for determining pole attachment and conduit occupancy fees for telecommunications purposes (as occurs when our operating companies lease fiber optic capacity from local partners), effective as of February 8, 2001, which may result in higher fees than we have paid in the past. Any increase in these fees will be subject to review by the FCC or state public utility commissions. Such increased fees could result in an increase in the amount of the lease payments made by our operating companies to the local partners and could have a significant adverse impact on the profitability of our operating companies and our results of operations.

Competition                In each of our markets, the competitive local
                           exchange carrier services offered by us compete
   Our operations are      principally with the services offered by the
subject to risk because    incumbent local telephone exchange carrier company
we compete principally     serving that area. Local telephone companies have
with established local     long-standing relationships with their customers,
telephone companies that   have the potential to subsidize competitive
have long-standing         services from monopoly service revenues, and
utility relationships      benefit from favorable state and federal
with their customers and   regulations. The mergers of Bell Atlantic and
pricing flexibility for    NYNEX, SBC and Ameritech, and Bell Atlantic and
local telephone            GTE, which created Verizon Communications, created
services.                  very large companies whose combined territory
                           covers a substantial portion of our current markets. Other combinations are occurring in the industry, such as the completed merger between Qwest and US West, which may have a material adverse effect on our ability to compete and terminate and originate calls over our networks.

                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Our operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in our markets to do the following:

                              .  lower their rates substantially;

                              . engage in aggressive volume and term discount pricing practices for their customers; or

                              . charge excessive fees or otherwise impose on us excessive obstacles for interconnection to the incumbent local telephone company's networks.

   If the regional Bell    The regional Bell operating companies can now
telephone companies        obtain regulatory approval to offer long distance
could get regulatory       services if they comply with the local market
approval to offer long     opening requirements of the federal
distance service in        Telecommunications Act of 1996. To date, the FCC
competition with our       has authorized Verizon to provide long distance
significant customers,     services in New York, and SBC to provide these
some of our major          services in Texas, Kansas, and Oklahoma. The FCC
customers could lose       has rejected several other applications, but we
market share.              expect that numerous additional requests will be
                           filed by Bell operating companies over the next few years. Approvals of such requests could result in decreased market share for the major long distance carriers which are among our significant customers.
                           This could have a material adverse effect on us.

                           In addition, once they obtain long distance authority, the regional Bell operating companies could be less cooperative in providing access to their networks. This lack of cooperation, or labor strikes or work stoppages similar to the August 2000 Verizon Communications strike, could impair or delay our ability to connect our networks with those of the incumbent local exchange carriers.

   The regional Bell
telephone companies        Several of the regional Bell telephone companies
continue to seek other     have asked the FCC and Congress to grant them
regulatory approvals       additional relief from restrictions placed on them
that could significantly   by the federal Telecommunications Act of 1996.
enhance their              These requests would affect services we also
competitive position       provide such as high speed data, long distance, and
against us.                services to Internet Service Providers (ISPs).
                           Although we cannot predict future legislative and regulatory actions, it is possible that such actions could have a material adverse effect on us.

   Potential competitors   Our potential competitors include other competitive
to our                     local exchange carriers, incumbent local telephone
telecommunications         companies which are not subject to regional Bell
services include the       operating companies' restrictions on offering long
regional Bell telephone    distance service, AT&T, MCIWorldCom, Sprint and
companies, AT&T,           other long distance carriers, cable television
MCIWorldCom and Sprint,    companies, electric utilities, microwave carriers,
electric utilities and     wireless telecommunications providers and private
other companies that       networks built by large end users. Both AT&T and
have advantages over us.   MCIWorldCom offer local telephone services in some
                           areas of the country and are expanding their networks. Numerous other carriers that might otherwise use our networks to offer services are deploying and expanding facilities that compete with our networks. AT&T also merged with both Tele-
                           Communications, Inc. and MediaOne Group, Inc.
                           Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use our services when entering the market for local exchange services.

                           Many of our current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than our resources, as well as other competitive advantages over us.

We Are Subject To          The federal Telecommunications Act of 1996
Extensive Regulation       substantially changed federal, state, and local
                           laws and regulations governing telecommunications
   The federal             businesses. This law and the rules adopted by the
Telecommunications Act     FCC to implement it have created new business
of 1996 may have a         opportunities for us and for other companies in the
significant impact on      telecommunications industry. Many aspects of the
our businesses.            FCC's rules remain subject to further regulatory
                           proceedings and court appeals, which could affect the regulatory environment in many ways, including terms of interconnection, resale, number portability, dialing parity, access to buildings and rights-of-way, compensation for the termination of local traffic and origination and termination of long-distance traffic, terms (including prices) for access to unbundled network elements, collocation at incumbent telephone company premises, universal service subsidies, customer privacy, and services for the disabled. We cannot predict the outcomes of future rulemakings and court decisions or the short- and long-term effect, financial or otherwise, of such decisions on us. We cannot guarantee that rules adopted by the FCC or state regulators, or the interpretation of these rules by the courts, will not have a material adverse effect on us.

                           Although the federal Telecommunications Act of 1996 requires local telephone companies to interconnect with and sell services to us, these interconnection agreements may have short terms, requiring us to renegotiate them repeatedly. Because we compete with them in downstream markets, local telephone companies may not provide timely or adequate service to us which would impair our reputation with customers who could easily change back to using the local telephone company. In addition, the prices we pay in these agreements may be subject to significant increases if state public utility commissions establish prices to pass on to competitive local exchange carriers part of the cost of providing universal service.

                           Our operating companies that provide intrastate services are also generally subject among other matters to certification and tariff filing requirements by state regulators, as well as other reporting and compliance requirements. Challenges to our tariffs and certificates by third parties or by the states could cause us to incur substantial legal and administrative expense.

Risks Related To Local     Local multipoint distribution service is a new
Multipoint Distribution    service. Major telecommunications equipment
Service Strategy           manufacturers are currently introducing products
                           for the local multipoint distribution service frequency band. As a result, no wireless local loop systems are currently operating under local multipoint distribution service, and implementation of such systems could be subject to unforeseen delays, costs and possible quality and implementation issues. Material aspects of our local multipoint distribution service implementation strategy are still being developed and defined, and there can be no guarantee that we will develop and implement a successful and profitable local multipoint distribution service strategy, or that implementation of our local multipoint distribution service strategy will not involve substantial cost.

Rapid Technological        The telecommunications industry is subject to rapid
Change                     and significant changes in technology. While we
                           believe that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder our ability to acquire necessary technologies, the effect of technological changes on our business cannot be predicted. Thus, there can be no guarantee that technological developments will not have a material adverse effect on us.

Dependence Upon Network    Our success in marketing our services to business
Infrastructure, Risk Of    and government users requires that we provide
System Failure Or          superior reliability, capacity and security through
Security Breach            our network infrastructure. Our networks are
                           subject to physical damage, power loss, capacity limitations, software defects, breaches of security
                           (by computer virus, break-ins or otherwise) and other factors, any of which may cause interruptions in service or reduced capacity for our customers.
                           Interruptions in service, capacity limitations or security breaches could have a material adverse effect on us.

Dependence On Key          Our growth strategy depends in large part on our
Personnel                  ability to attract and retain key management,
                           marketing and operations personnel. Currently, our business is managed by a small number of management and operating personnel with certain other services, including financial and certain accounting services, provided by Adelphia. There can be no assurance that we will attract and retain the qualified personnel needed to manage, operate and further develop our business.
                           In addition, the loss of the services of any one or more members of our senior management team could have a material adverse effect on us.

Dependence On Business     For the fiscal year ended December 31, 1999 and the
From Other Carriers        nine months ended September 30, 2000, approximately
                           29.2% and 30.4%, respectively, of the operating companies' combined revenues were attributable to services provided to Verizon, MCIWorldCom and AT&T.
                           The loss of revenues from other carriers in general or the loss of Verizon, MCIWorldCom or AT&T as a customer could have a material adverse effect on our current revenue stream.

                           In addition, the federal Telecommunications Act of 1996 establishes procedures under which the regional Bell operating companies can obtain authority to compete with the interexchange carriers in the long distance market, which could result in a decreased market share for interexchange carriers. Due to our operating companies' dependence on business from interexchange carriers, any significant loss of market share by the interexchange carriers could have a material adverse effect on us.

We May Not Have The        Our current public debt indentures contain
Resources To Make          provisions requiring us, upon a change of control,
Required Repurchases Of    to offer to redeem the notes issued under those
Our Debt If A Change Of    indentures. In the event a change of control
Control Occurs             occurs, there is no assurance that we will have the
                           ability to make an offer to redeem these notes, that we will have sufficient funds to repurchase all of these notes or that we would be able to obtain any additional debt or equity financing in an amount sufficient to repurchase these notes.

Forward-Looking
Statements In This         The statements contained or incorporated by
Prospectus Supplement      reference in this prospectus supplement that are
Are Subject To Risks and   not historical facts are "forward-looking
Uncertainties              statements" and can be identified by the use of
                           forward-looking terminology such as "believes,"
                           "expects," "may," "will," "should," "intends" or
                           "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information included or incorporated by reference in this prospectus supplement, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. These statements appear in a number of places in this prospectus supplement and our most recent Form 10-K and Form 10-Q, including "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding our intent, belief and current expectations. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to our ability to successfully market our services to current and new customers, access markets on a nondiscriminatory basis, identify, design and construct fiber optic networks, install cable and facilities (including switching electronics), and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as risks and uncertainties relating to general economic conditions, the cost and availability of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, and inventories, reliance on vendors, the costs and other effects of rapid growth, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus supplement are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                USE OF PROCEEDS

   If all shares of our Class A and Class B common stock being offered pursuant to the rights offering are sold, we anticipate receiving approximately $775 million in net proceeds from the sale of the shares of common stock.

   We will use approximately $500 million of the net proceeds to pay down our outstanding borrowings under our revolving bank credit facility, all of which, subject to compliance with the terms and maturity of that facility, may be reborrowed and used by us for general corporate purposes. As of September 30, 2000, the average effective interest rate on that credit facility was approximately 12 1/2%. We currently intend to use the remaining net proceeds to fund our capital expenditures, working capital requirements, operating losses and pro rata investments in our networks and for other general corporate purposes.

   Management will retain a substantial amount of discretion over the application of the net proceeds of the rights offering and there can be no assurance that the application of net proceeds will not vary significantly from our current plans. Pending such uses, the net proceeds will be invested in short term investments as necessary.

   We intend to evaluate potential acquisitions as a means to further develop our market presence and product offerings. We have no definite agreement with respect to any acquisition, although from time to time we have discussions with other companies and assess opportunities on an ongoing basis. A portion of the net proceeds from the rights offering may also be used to finance acquisitions.

                                 CAPITALIZATION
                (dollars in thousands, except par value amounts)

   The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2000, on an actual and as adjusted basis to reflect the rights offering. This table should be read in conjunction with our consolidated financial statements and related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement.

                                                         September 30, 2000
                                                     ---------------------------
                                                       Actual    As Adjusted (a)
                                                     ----------  ---------------
Cash and cash equivalents........................... $    2,466    $  427,992
                                                     ==========    ==========
Long-term debt including current maturities:
  13% Senior Discount Notes due 2003................ $  281,764    $  281,764
  12 1/4% Senior Secured Notes due 2004.............    250,000       250,000
  12% Senior Subordinated Notes due 2007............    300,000       300,000
  Note payable......................................    349,709            --
  Other debt........................................     54,892        54,892
                                                     ----------    ----------
    Total long-term debt including current
     maturities.....................................  1,236,365       886,656
                                                     ----------    ----------
12 7/8% Senior exchangeable redeemable preferred
 stock due 2007.....................................    287,584       287,584
                                                     ----------    ----------
Common stock and other stockholders' equity:
  Class A common stock, $.01 par value, 800,000,000
   shares authorized; 35,749,866 shares outstanding
   on an Actual basis and 89,522,414 shares
   outstanding on an As Adjusted basis..............        357           895
  Class B common stock, $.01 par value, 400,000,000
   shares authorized; 35,143,859 shares outstanding
   on an Actual basis and 87,859,647 shares
   outstanding on an As Adjusted basis..............        351           879
Additional paid-in capital..........................    652,619     1,426,788
Class B common stock warrants.......................      1,370         1,370
Unearned stock compensation.........................     (4,481)       (4,481)
Accumulated deficit.................................   (565,155)     (565,155)
                                                     ----------    ----------
Total common stock and other stockholders' equity...     85,061       860,296
                                                     ----------    ----------
Total capitalization................................ $1,609,010    $2,034,536
                                                     ==========    ==========

--------
(a) Gives effect to the application of the net proceeds of approximately $775 million from the rights offering as described in "Use of Proceeds," assuming all rights are exercised in full by Adelphia Communications Corporation and all other holders of our Class A and Class B common stock.

           PRICE RANGE OF ADELPHIA BUSINESS SOLUTIONS' COMMON EQUITY
                              AND DIVIDEND POLICY

   Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ."

   The following table sets forth the range of high and low closing sale prices of the Class A common stock for the fiscal periods indicated, as reported by the Nasdaq National Market.

                              Class A common stock

                                                        High          Low
                                                     ----------   ------------
      1998
        Second Quarter Ended (from 5/8/98 to
       6/30/98)..................................... $18/1///6/   $14/1///4/
        Third Quarter Ended 9/30/98................. $16/5///8/   $ 5/7///8/
        Fourth Quarter Ended 12/31/98............... $15/1///8/   $ 4/1///2/
      1999
        First Quarter Ended 3/31/99................. $16/3///8/   $ 8/5///8/
        Second Quarter Ended 6/30/99 ............... $18/7///8/   $11
        Third Quarter Ended 9/30/99................. $25          $15/1///2/
        Fourth Quarter Ended 12/31/99............... $51/1///4/   $24/11///16/
      2000
        First Quarter Ended 3/31/00................. $67/1///2/   $46/1///2/
        Second Quarter Ended 6/30/00................ $60          $21/1///4/
        Third Quarter Ended 9/30/00................. $23          $ 8
        Fourth Quarter Ended 12/31/00............... $10/3///8/   $ 3/7///16/
      2001
        First Quarter (through 2/16/01)............. $ 9/13///16/ $ 3/15///16/

   As of February 15, 2001, approximately 371 holders of record held our Class A common stock. As of that date, three record holders were registered clearing agencies holding Class A common stock on behalf of participants in such clearing agencies.

   No established public trading market exists for our Class B common stock. As of February 15, 2001, the Class B common stock was held of record by Adelphia and 22 other holders. The Class B common stock is convertible into shares of Class A common stock on a one-to-one basis. As of February 15, 2001, Adelphia owned approximately 97.6% of the outstanding Class B common stock.

Dividend Policy

   We have never paid a cash dividend on our common stock and anticipate that for the foreseeable future any earnings will be retained for use in our business. Our ability to pay cash dividends on our common stock is limited by the provisions of our indentures.

                                    DILUTION

   The net tangible book value of our common stock as of September 30, 2000 was approximately $25,456,000 or $0.36 a share. Net tangible book value per share represents the amount of our common stock and other stockholders' equity, less intangible assets, divided by shares of our common stock outstanding. Purchasers of our common stock will have an immediate dilution of net tangible book value per share.

   Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of our common stock in the rights offering and the pro forma net tangible book value per share of the common stock immediately after completion of the rights offering. After giving effect to the sale by us of 106,488,336 shares of common stock in the rights offering at the offering price of $7.28 per share, assuming all subscription rights are exercised in full, our pro forma net tangible book value as of September 30, 2000 was approximately $800,691,000 or $4.51 per share of common stock. This represents an immediate increase in net tangible book value of $4.15 per share to existing stockholders and an immediate dilution of net tangible book value of $2.77 per share to purchasers of our common stock in the rights offering, as illustrated in the following table:

Offering price per share of common stock..........................       $ 7.28
  Net tangible book value per share of common stock before
   the rights offering............................................ $0.36
  Increase per share of common stock attributable to the rights offering.......................................................  4.15
                                                                   -----
Pro forma net tangible book value per share of common stock
 after the rights offering........................................         4.51
                                                                         ------
Net tangible book value dilution per share........................       $(2.77)
                                                                         ======

                              THE RIGHTS OFFERING

Rights and Subscription Privilege

   We are distributing, at no cost, to each holder of shares of our Class A common stock of record as of the close of business on February 19, 2001, 1.5 subscription rights for each share of our Class A common stock owned at that time to purchase additional shares of our Class A common stock. Each whole right entitles holders of shares of our Class A common stock to purchase one share of our Class A common stock for $7.28, the subscription price. In addition, we have granted similar subscription rights to each holder of shares of our Class B common stock of record as of the close of business on February 19, 2001 with respect to subscription rights to purchase shares of our Class B common stock.

   When we refer to the rights offering in this prospectus supplement, we refer to the offerings made to both the holders of shares of our Class A and Class B common stock, including the separate and concurrent offerings made to Adelphia Communications Corporation upon the same terms and conditions described in this prospectus supplement.

   Stockholders of record as of the record date will receive subscription materials with the delivery of this prospectus supplement. A holder of rights may (a) subscribe for shares of common stock through the exercise of all of its rights, (b) subscribe for shares of common stock through the exercise of a portion of its rights or (c) allow all or a portion of its rights to expire unexercised.

   We will not issue fractional rights or pay cash in lieu of fractional rights. If the number of shares of common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded down to the nearest whole number.

   Promptly after the expiration date, we will send each holder exercising the subscription a written confirmation of the number of shares of common stock purchased by that holder. Certificates representing shares of common stock purchased through the subscription will be delivered to holders as soon as practicable following the expiration date.

Subscription Price

   The subscription price is $7.28 per share, payable in cash. All payments must be cleared before the expiration of the rights offering.

Expiration of the Rights Offering

   The rights expire at 5:00 p.m., New York City Time, on March 19, 2001. We have the option of extending the expiration date for any reason, although presently we do not intend to do so. Rights not exercised by the expiration date and time will be null and void. We will not be required to issue shares to you if the subscription agent receives your subscription certificate or payment after the expiration date and time, regardless of whether you sent the subscription materials and payment, unless you send the subscription certificate in compliance with the guaranteed delivery procedures described below.

Extension, Withdrawal and Amendment

   We reserve the right to extend, withdraw, terminate or amend the rights offering at any time prior to the expiration date and time for any reason. If the offering is withdrawn or terminated, all funds received from subscriptions by right holders will be refunded promptly without interest.

Fractional Shares of Common Stock

   No fractional shares of our common stock will be issued as a result of the exercise of any rights. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and, as soon as practicable, refunding without interest any payment received for a fractional share.

Transferability of Rights

   The rights may not be transferred and may be exercised only by the persons to whom they are issued.

Subscription Agent

   The subscription agent for the rights offering is American Stock Transfer & Trust Company. All subscription certificates, notices of guaranteed delivery and payments, to the extent applicable to your exercise of rights, must be delivered to the subscription agent as follows:

      By Regular Mail:      By Facsimile Transmission:     By Hand or Overnight Courier:
-----------------------  --------------------------------- -----------------------------
                          (for Eligible Institutions only)
                               (718) 234-5001  (FAX)

American Stock Transfer       American Stock Transfer         American Stock Transfer
    & Trust Company               & Trust Company                 & Trust Company

                               Confirm by Telephone
                                (800) 937-5449 (US)
    59 Maiden Lane        (718) 921-8200 (International)          59 Maiden Lane
      Plaza Level                                                   Plaza Level
  New York, NY 10038                                            New York, NY 10038
                         (for Facsimile Confirmation Only)
                                (800) 937-5449 (US)
                          (718) 921-8200 (International)

   Delivery of subscription certificates, notices of guaranteed delivery and payment (other than wire transfers) other than as set forth above will not constitute a valid delivery.

   Any questions or requests for assistance concerning the method of subscribing for shares of our common stock or for additional copies of this prospectus supplement should be directed to American Stock Transfer & Trust Company, the subscription agent, at (800) 937-5449 in the United States and
(718) 921-8200 from outside the United States.

   We will pay the fees and expenses of American Stock Transfer & Trust Company. We have also agreed to indemnify American Stock Transfer & Trust Company against certain liabilities in connection with the rights offering.

Method of Exercising Rights

   You may exercise your rights by delivering to the subscription agent, through one of the methods specified above, prior to the expiration of the rights offering (1) the properly completed and duly executed subscription certificate and (2) payment in full of the subscription price for each share you wish to purchase upon exercise of your rights. Subscription certificates received after the expiration of the rights offering will not be honored.

   The instruction letter accompanying the subscription certificate should be read carefully and strictly followed. Do not send subscription certificates or payments to Adelphia Business Solutions. The subscription agent will not have received a proper subscription until the subscription agent has received delivery of a properly completed and duly executed subscription certificate and payment of the full subscription price.

   You bear the risk of the method of delivery of the subscription certificate and payment of the subscription price to the subscription agent if sent by mail. We recommend that you send your certificate and payment by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Method of Payment

   Payments must be made in full in United States currency by either (a) a certified or cashier's check drawn upon a U.S. bank, personal check or U.S. postal money order payable to American Stock Transfer & Trust Company, as subscription agent, or (b) a wire transfer of funds to the account maintained by the subscription agent for that purpose at Chase Manhattan Bank, 55 Water Street, New York, New York 10004: ABA#021-000021, Account #323-836933. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. You should contact the subscription agent at (800) 937-5449 within the United States or (718) 921-8200 outside the United States for specific payment instructions. The subscription price will be deemed to have been received by the subscription agent only upon
(i) clearance of any uncertified check, (ii) receipt by the subscription agent of any certified or cashier's check drawn upon a U.S. bank or of any U.S. postal money order or (iii) receipt of good funds in the subscription agent's account designated above.

   Because uncertified personal checks may take up to five business days to clear, you are strongly urged to pay or arrange for payment by means of certified or cashier's check, U.S. postal money order or wire transfer of funds.

Special Procedure Under "Notice of Guaranteed Delivery" Form

   If you wish to exercise your rights but are not sure whether American Stock Transfer & Trust Company will actually receive your executed subscription certificate before the expiration of the rights offering, as an alternative, you may exercise your rights by causing all of the following to occur within the time frame noted:

  . American Stock Transfer & Trust Company must receive full payment for all shares you desire to purchase before the expiration of the rights offering.

  . American Stock Transfer & Trust Company must receive a properly executed "Notice of Guaranteed Delivery" substantially in the form we distributed to you along with this prospectus supplement before the expiration of the rights offering.

  . Both you and one of the following must execute the "Notice of Guaranteed Delivery": a member firm of a registered national securities exchange, a NASD member, a commercial bank or trust company having an office or correspondent in the United States, or other eligible guarantor institution qualified under a guarantee program acceptable to American Stock Transfer & Trust Company. The cosigning institution must guarantee in the notice of guaranteed delivery that the executed subscription certificate will be delivered to American Stock Transfer & Trust Company within three NASDAQ trading days after the date of the notice. You must also provide in the notice other relevant details concerning your exercise of rights.

  . American Stock Transfer & Trust Company must receive your properly completed and executed subscription certificate with any required signature guarantee within three NASDAQ trading days after the date of the related notice of guaranteed delivery.

   You may deliver a notice of guaranteed delivery to American Stock Transfer & Trust Company in the same manner as the subscription certificate at the address set forth on page S-23 or by facsimile transmission (facsimile no. (718) 234-
5001). To confirm facsimile deliveries, please call (800) 937-5449 in the United States or (718) 921-8200 for outside the United States.

   You may obtain additional copies of the form of notice of guaranteed delivery upon request from American Stock Transfer & Trust Company, whose address and telephone number is set forth on page S-23.

Signature Guarantee

   Signatures on the subscription certificate must be guaranteed unless either the subscription certificate provides that the shares of Class A or Class B common stock to be purchased are to be delivered directly to the record holder of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges, and savings associations.

What Happens If You Provide Incomplete Forms or Make an Insufficient or Excess Payment

   If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we are entitled to accept the subscription certificate and payment for the maximum number of rights that may be exercised based on the actual payment delivered.

   We will return any payment not applied to the purchase of shares under these procedures to those who made these payments as soon as practicable.

Validity of Subscriptions

   We will determine all questions regarding the validity and form of the exercise of the subscription privilege (including time of receipt and eligibility to participate in the offering), and this determination will be final and binding. Once made, subscriptions and directions are irrevocable, and no alternative, conditional or contingent subscriptions or directions will be accepted. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which, in the opinion of our counsel, would be unlawful. Holders of rights must cure any irregularities in connection with subscriptions prior to the expiration of the rights offering unless waived by us in our sole discretion. Neither we nor the subscription agent are under any duty to give notification of defects in subscriptions or incur any liability for failure to give that notification. A subscription will be deemed to have been accepted, subject to our right to withdraw or terminate the offering, only when the subscription agent has received a properly completed and duly executed subscription certificate and payment of the full subscription price. Our interpretation of the terms and conditions of the offering shall be final and binding.

Escrow Arrangements; Return of Funds

   Funds received in payment of the subscription price for shares of common stock subscribed for will be held in a segregated account by the subscription agent pending completion of the rights offering. Monies will be held in escrow until the rights offering is completed or is canceled. If the offering is canceled for any reason, monies will be returned to subscribers without interest or deduction promptly thereafter.

Rights of Subscribers

   You will have no rights as a stockholder of Adelphia Business Solutions with respect to shares of Class A or Class B common stock you subscribed for until certificates representing those shares are issued to you. You will have no right to revoke your subscription after delivery to the subscription agent of completed subscription documents.

Mailing of Subscription Certificates and Record Holders

   We are sending subscription materials to each record holder along with this prospectus supplement and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription certificate and timely deliver it with full payment for the shares to be purchased. Only the holders of record of our common stock as of the close of business on the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, American Stock Transfer & Trust Company, as of the record date.

   A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held as of the record date by their beneficial owners, upon proper showing to American Stock Transfer & Trust Company.

   If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holders of our common stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners it represents are entitled to exercise.

No Revocation

   After you have exercised your subscription rights, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock.

Intended Purchases by Adelphia Communications Corporation

   Adelphia Communications Corporation, the majority holder of our capital stock, has advised us that it intends to exercise its subscription rights in full with respect to shares of our Class A and Class B common stock held by it. As of the record date, Adelphia beneficially owned 7,880,047 shares of our Class A common stock and 34,306,416 shares of our Class B common stock and, therefore, has rights to purchase 11,820,070 shares of our Class A common stock and 51,459,624 shares of our Class B common stock. If no rights are exercised by any other holders of our common stock, Adelphia will beneficially own approximately 78.5% of our issued and outstanding shares of both classes our common stock and approximately 96.0% of the voting power of the total outstanding shares of both classes of our common stock after completion of the rights offering.

Delivery of Shares of Common Stock

   Certificates representing shares of our common stock purchased through the exercise of the subscription privilege will be delivered as soon as practicable after the expiration date, the receipt of all required documents and payment in full of the aggregate subscription price due for such shares. In the case of stockholders whose shares are held through The Depository Trust Company and third-party investors who arrange for delivery and payment through The Depository Trust Company, the appropriate participant account will be credited.

Determination of Subscription Price

   Our board of directors determined the offering price after considering a variety of factors, including the historic and current market prices of our Class A common stock, our past operations and future business prospects, our need for capital, alternatives available to us for raising capital, general conditions in the securities markets, and the amount of proceeds desired. We did not seek or obtain any independent appraisal of the value of our common stock. The offering price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of our underlying value.

Shares of Common Stock Outstanding After the Rights Offering

   Assuming we issue all of the shares of common stock offered in the rights offering, approximately 89,620,914 shares of our Class A common stock and 87,859,647 shares of our Class B common stock will be issued and outstanding following the rights offering. This would represent a 150% increase in the number of outstanding shares of both classes of our common stock. If you do not exercise your subscription privilege, the percentage of our common stock that you hold will decrease.

Regulatory Limitation

   We will not be required to issue you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

State and Foreign Securities Laws

   The rights offering is not being made in any state or foreign country in which it is unlawful to do so, nor are we selling or accepting subscriptions from holders who are residents of any such state or country. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. We do not anticipate that there will be any changes in the terms of the rights offering. We may decline, in our sole discretion, to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

No Recommendations

   We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a summary of the material U.S. federal income tax considerations of the rights offering. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their potential circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and non-U.S. individuals or entities). In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of our common stock and the subscription rights and shares issued to you pursuant to the rights offering constitute capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended.

   Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. We have not sought, nor do we intend to seek, any ruling from the IRS or an opinion of counsel related to the tax matters described below.

   This discussion is included for your general information only. You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

Taxation of Stockholders

   Receipt of a subscription right: You will not recognize any gain or other income upon receipt of a subscription right.

   Tax basis of subscription rights: Your tax basis in each subscription right will depend on whether you exercise the subscription right or allow the subscription right to expire.

   If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for 2000, to allocate tax basis to your subscription rights.

   If you allow a subscription right to expire, it will be treated as having no tax basis.

   Holding period of subscription rights: Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

   Expiration of subscription rights: You will not recognize any loss upon the expiration of a subscription right.

   Exercise of subscription rights: You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

   If treated as a taxable distribution: If, contrary to our intent, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; and any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain. You would have a tax basis in the rights equal to the fair market value of the rights on the date of the rights distribution and your holding period in the rights would begin on the day following the date of distribution of the rights. Expiration of the subscription rights would result in a capital loss. You generally will not recognize gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

Taxation of Adelphia Business Solutions

   We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus supplement, the subsequent information will also become part of this prospectus supplement and will supersede the earlier information.

   We are incorporating by reference the following documents that we have filed with the SEC:

  . our Annual Report on Form 10-K for the year ended December 31, 1999 as amended by Form 10-K/A. We refer to this Annual Report on Form 10-K in this prospectus supplement as the Form 10-K.

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

  .  our Current Report on Form 8-K for the event dated January 10, 2001;

  . our definitive proxy statement dated July 7, 2000, with respect to the Annual Meeting of Stockholders held on July 31, 2000; and


  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Securities Exchange Act of 1934 and subsequent amendments and reports filed to update such description.

   We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the rights offering has been completed.

   You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                       Adelphia Business Solutions, Inc.
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus supplement or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the cover of this prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

   The validity of the Class A and Class B common stock offered through this prospectus supplement will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing us in the rights offering own an aggregate of 41,600 shares of our Class A common stock.

                                    EXPERTS

   The consolidated financial statements of Adelphia Business Solutions, Inc. and subsidiaries as of December 31, 1998 and 1999, and for the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999, all incorporated in this prospectus supplement by reference from Adelphia Business Solutions, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   Prospectus
                       ADELPHIA BUSINESS SOLUTIONS, INC.

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                              Class A Common Stock
                              Class B Common Stock
                            Other Equity Securities

This prospectus relates to:

 . Adelphia Business Solutions, Inc.'s debentures, notes and other debt securities in one or more series which may be senior debt securities or subordinated debt securities,

 . shares of our preferred stock issuable in series designated by our board of directors,

 . fractional interests represented by depositary shares in shares of our preferred stock issuable in series designated by our board of directors,

 . shares of our Class A common stock,

 . shares of our Class B common stock, which may be offered in combination or separately from time to time by us, and

 . other equity securities such as stock purchase contracts or rights to purchase our preferred stock, Class A common stock or Class B common stock or other interests in the equity of Adelphia Business Solutions.

   The aggregate initial offering price of all of the securities which may be sold pursuant to this prospectus will not exceed U.S. $1,500,000,000, or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Adelphia Business Solutions.

   The Class A common stock is quoted on the Nasdaq National Market. As of October 27, 1999, the Class A common stock's ticker symbol will be "ABIZ." Prior to October 27, 1999, the Class A common stock's ticker symbol was "HYPT." On October 25, 1999, we changed our name to Adelphia Business Solutions, Inc. from Hyperion Telecommunications, Inc., our former name. On October 12, 1999, the closing sale price on the Nasdaq National Market of a single share of our Class A common stock was $28.25.

   Our common stock includes Class A and Class B common stock. The rights of holders of the Class A common stock and Class B common stock are the same except that Class B common stock holders have 10 votes per share and have the right to convert their shares of Class B common stock into Class A common stock.

   You should carefully review "Risk Factors" beginning on page 3 for a discussion of matters you should consider when investing in securities of Adelphia Business Solutions.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   This Prospectus May Not Be Used To Consummate Sales Of Securities Unless Accompanied By A Prospectus Supplement.

                               ----------------

                The date of this Prospectus is October 25, 1999.

                               TABLE OF CONTENTS

Adelphia Business Solutions............................................................    2
Risk Factors...........................................................................    3
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends..............   13
Dilution...............................................................................   13
Use of Proceeds........................................................................   13
Description of Debt Securities.........................................................   13
Description of Capital Stock...........................................................   24
Book Entry Issuance....................................................................   28
Plan of Distribution...................................................................   30
Where You Can Find More Information....................................................   31
Legal Matters..........................................................................   32
Experts................................................................................   32

                                    SUMMARY

   "We," "our," "ours," "us" or "Adelphia Business Solutions" means Adelphia Business Solutions, Inc. together with its majority-owned subsidiaries, except where the context otherwise requires. Unless the context otherwise requires, references to the networks mean the telecommunications networks in operation or under construction owned as of June 30, 1999 which are wholly and majority-owned subsidiaries of Adelphia Business Solutions or joint ventures managed by Adelphia Business Solutions and in which Adelphia Business Solutions holds less than a majority equity interest with one or more other partners, and the additional networks under development as of such date. This summary may not contain all the information that may be important to you. You should read the entire prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision.

                          Adelphia Business Solutions

   We are an integrated communications services provider in the eastern United States. This means that we provide our customers with alternatives to the incumbent local telephone company for local telephone and other telecommunications services. Adelphia Business Solutions' telephone operations are referred to as being facilities based, which means we generally own a large portion of the local telecommunications networks and facilities we use to deliver these services, rather than leasing or renting the use of another party's networks to do so. We offer a full range of communications services to customers that include businesses, governmental and educational end users and other telecommunications service providers. Our communications services include local switch dial tone (also known as local phone service), long distance service, high speed data services, and Internet connectivity. The customer has a choice of receiving these services individually or as part of a bundle of services. In order to take advantage of the improved economic returns from providing services over our own network system, we are in the process of significantly expanding the reach of our network system. This network system expansion, which will allow us to offer our services in over 200 markets throughout the continental United States, includes the purchase, lease or construction of fiber optic network facilities in more than 160 new markets and the interconnection of all of our existing and new markets with our own fiber optic network facilities. As of June 30, 1999, we managed and operated telecommunications networks serving 40 metropolitan statistical areas.

   On October 25, 1999, we changed our name to Adelphia Business Solutions, Inc. from Hyperion Telecommunications, Inc., our former name. As of October 27, 1999, Adelphia Business Solutions' Class A common stock will be quoted on the Nasdaq National Market under the symbol "ABIZ." Prior to October 27, 1999, our Nasdaq National Market ticker symbol was "HYPT."

   Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments

   Please see the applicable prospectus supplement and Adelphia Business Solutions' recent public filings for recent developments.

                                  RISK FACTORS

   Before you invest in Adelphia Business Solutions' securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase any securities of Adelphia Business Solutions.

High Level Of
Indebtedness

   As of June 30, 1999,    Adelphia Business Solutions has a substantial
we owed approximately      amount of debt. We borrowed this money to purchase
$1.1 billion. Our high     and to expand our telecommunications systems and
level of indebtedness      other operations and, to a lesser extent, for
can have important         investments and loans to our affiliates. At June
adverse consequences to    30, 1999, our indebtedness and redeemable preferred
us and to you.             stock totaled approximately $1,121,878,000. This
                           included approximately:

                              . $236,745,000 of 13% senior discount notes due 2003;

                              . $250,000,000 of 12 1/4% senior secured notes due 2004 which are secured by the equity we own in some of our telephone networks;

                              . $300,000,000 of 12% senior subordinated notes due 2007; and

                              . $244,153,000 of redeemable preferred stock due October 15, 2007.

   Commencing 1999 we      We will have to start funding cash payments on
will have to begin         these debts as follows:
funding substantial cash
payments.

                              . commencing May 1, 1999--semi-annual interest payments of $18,000,000 on the 12% senior subordinated notes;

                              .  commencing March 1, 2001--semi-annual
                                 interest payments of $15,300,000 on our 12
                                 1/4% senior secured notes due 2004;

                              . commencing October 15, 2001--semi-annual interest payments of $19,800,000 on our 13% senior discount notes due 2003;

                              . commencing October 15, 2002--quarterly cash dividends of approximately $12,200,000 on our redeemable preferred stock.

   This could affect our
ability to invest in our   Our high level of indebtedness can have important
business in the future     adverse consequences to us and to you. In the
as well as our ability     future it will require that we spend a substantial
to react to changes in     portion of the cash we get from our business to
our industry or economic   repay the principal and interest on these debts.
downturns.                 Otherwise, we could use these funds for general
                           corporate purposes or for capital improvements. Our ability to obtain new loans for working capital, capital expenditures, acquisitions or capital improvements may be limited by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally and may put us at a competitive disadvantage to competitors who have lower debt levels.

Subordinated Notes Are     If we issue subordinated notes, these notes will be
Subordinated To Our        subordinated in right of payment to all of our
Other Borrowings           current and future senior debt. Upon any
                           distribution to our creditors in a liquidation or
   In the event of a       dissolution of Adelphia Business Solutions or in a
bankruptcy, subordinated   bankruptcy, reorganization, insolvency,
noteholders may receive    receivership or similar proceeding relating to us
less than other            or our property, the holders of senior debt will be
creditors because senior   entitled to be paid in full before any payment may
creditors are entitled     be made with respect to subordinated notes. In the
to be paid in full         event of a bankruptcy, liquidation or
before subordinated        reorganization of Adelphia Business Solutions,
noteholders receive any    holders of subordinated notes will participate
payment.                   ratably with all holders of existing subordinated
                           indebtedness of Adelphia Business Solutions that is deemed to be of the same class as the subordinated notes, and potentially with all other general creditors of Adelphia Business Solutions, based upon the respective amounts owed to each holder or creditor, in the remaining assets of Adelphia
                           Business Solutions. We cannot guarantee that there would be sufficient assets to pay amounts due on the subordinated notes. As a result, holders of subordinated notes may receive less, ratably, than the holders of senior debt. Senior creditors may also have the right upon a default under their loan agreements to block payments being made to holders of subordinated notes. The subordination provisions will be described in the applicable prospectus supplement for the subordinated notes. As of June
                           30, 1999, the aggregate amount of our senior debt was approximately $486.7 million.

Our Business Requires      Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing And If We Do     expenditures and other purposes including:
Not Obtain That
Financing, We May Not Be
Able To Expand Our
Networks, Offer
Services, Make Payments
When Due or Refinance
Existing Debt.

                              .  installing additional electronics and
                                 computers in our telephone networks that route a telephone caller to the number he or she dialed,

                              . expanding our Network Operations and Control Center and improving our existing telephone networks,

                              . designing, constructing and developing, or acquiring, new telephone networks,

                              .  continued purchasing of our partners'
                                 interests in the telephone networks we do not wholly own, and

                              . scheduled principal and interest payments on our debt.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large          We have incurred substantial net losses for each
Losses, And We Expect      year of operations since our inception in 1991. Our
This To Continue           recent net losses applicable to our common
                           stockholders were approximately as follows:

                              .  fiscal year ended March 31, 1996--
                                 $13,620,000;

                              .  fiscal year ended March 31, 1997--
                                 $30,547,000;

                              .  fiscal year ended March 31, 1998--
                                 $81,491,000;

                              .  nine months ended December 31, 1998--
                                 $95,302,000; and

                              .  six months ended June 30, 1999--$82,539,000.

   Our earnings have       Our earnings could not pay for our combined fixed
been insufficient to pay   charges and preferred stock dividends during these
for our fixed charges      periods by the amounts set forth in the table
and preferred stock        below.
dividends

                                                           Earnings
                                                          Deficiency
                                                         ------------
                   .fiscal year ended March 31, 1997     $ 30,288,000
                   .fiscal year ended March 31, 1998     $ 85,762,000
                   .nine months ended December 31, 1998  $105,525,000
                   .six months ended June 30, 1999       $ 90,046,000

   If we cannot            Historically, we have depended on getting
refinance our debt or      additional borrowings and selling equity to meet
obtain new loans, we       our cash needs. Although in the past we have been
would likely have to       able to obtain additional borrowings and sell
consider various options   equity, there can be no guarantee that we will be
such as the sale of        able to do so in the future or that the cost to us
additional equity or       or the other terms which would affect us would be
some of our assets to      as favorable to us as our current indentures. The
meet the principal and     covenants in our indentures for our current debt
interest payments we       limit our ability to borrow more money.
owe, negotiate with our
lenders to restructure
existing loans or
explore other options
available under
applicable laws
including those under
reorganization or
bankruptcy laws. We
cannot guarantee that
any options available to
us would enable us to
repay our debt in full.

Holding Company            Adelphia Business Solutions directly owns no
Structure                  significant assets other than stock, partnership
                           interests, equity and other interests in its
   Adelphia Business       operating companies. Adelphia Business Solutions
Solutions depends on its   does not receive cash flow from operations except
subsidiaries' and joint    to the extent that its operating companies pay
ventures' cash payments    management fees or make distributions to it. In the
and distributions to       event of an insolvency of an operating company,
fund its cash needs.       creditors of that operating company would be
                           entitled to be paid in full before dividends or other distributions would be made to Adelphia
                           Business Solutions. In addition, Adelphia Business
                           Solutions does not own a controlling interest in some of these operating companies. This business structure creates risks regarding Adelphia Business
                           Solutions' obtaining cash from its business operations which could adversely affect its ability to repay the interest and principal which it owes, to get new loans, to fund future development of existing networks and new networks and to pay cash dividends to its common stockholders in the future.

New Service Acceptance     We are in the process of introducing a number of
By Customers               services, primarily local exchange services, that
                           we believe are important to our long-term growth.
                           The success of these services will be dependent upon, among other things, the willingness of customers to accept us as a new provider of such new telecommunications services. There is no guarantee that this acceptance will occur, and the lack of this acceptance could have a material adverse effect on Adelphia Business Solutions.

Risks From Rapid
Expansion                  We are in a period of rapid expansion which we
                           believe will continue and may even accelerate in the foreseeable future. The operating complexity of Adelphia Business Solutions, as well as the responsibilities of management personnel, have increased as a result of this expansion. Our ability to manage this growth effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base. In addition, Adelphia Business Solutions and its operating companies have significantly increased, and intend to continue, the hiring of additional sales and marketing personnel. We cannot guarantee that these new personnel will be successfully integrated into Adelphia Business Solutions or the operating companies or that we can hire a sufficient number of qualified personnel. Our inability to effectively manage the hiring of additional personnel and expansion could have a material adverse effect on our business and results of operations.

                           The expansion of Adelphia Business Solutions is also dependent upon the expansion of our fiber optic network through the continued acquisition of indefeasible rights of use (IRUs) for local and long-haul fiber optic plant or Adelphia Business Solutions built fiber optic plant when IRUs are not available or cost justified. If new IRUs cannot be obtained or if such fiber optic plant is not delivered or built by Adelphia Business Solutions on a timely basis, the development of the new markets and the interconnection of existing and new networks may be delayed, which could have a material adverse effect on Adelphia Business Solutions.

Control By Adelphia        As of June 30, 1999, Adelphia Communications
Communications             Corporation beneficially owned shares representing
Corporation                about 66% of the total number of outstanding shares
                           of both classes of our common stock and about 90%
   Adelphia can control    of the total number of outstanding shares of our
and can transfer control   Class B common stock. As a result of Adelphia's
of stockholder decisions   stock ownership, Adelphia has the power to elect
on very important          all of our directors. In addition, Adelphia could
matters.                   control stockholder decisions on other matters such
                           as amendments to our Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions. Adelphia could also transfer control of Adelphia Business Solutions to an unrelated third person by transferring our Class
                           B common stock.

There Are Potential        Adelphia's activities could present a conflict of
Conflicts Of Interest      interest with us, such as pursuing business
Between Adelphia           opportunities in the telecommunications industry.
Business Solutions And     In addition, there have been and will continue to
Adelphia Communications    be transactions between us and Adelphia or the
Corporation                other entities or persons they own or have
                           affiliations with. Our debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Need To Obtain Permits     We expect that in connection with our planned
And Rights-of-Way          construction and development of new networks that
                           we must obtain and maintain permits and rights-of-way for the cabling needed to develop and operate such networks. In addition, we may require pole attachment or conduit use agreements with incumbent local exchange carriers, utilities or other local exchange carriers to operate existing networks and new networks. There is no guarantee that Adelphia Business Solutions, its operating companies, its local partners, or Adelphia will be able to obtain new permits and rights-of-way, pole attachment and conduit use, to maintain existing permits and rights-of-way or to obtain and maintain the other permits and rights-of-way needed to develop and operate existing networks and new networks. Failure to obtain or maintain necessary permits, rights-of-way and agreements could have a material adverse effect on Adelphia Business Solutions' ability to operate and expand its networks.

                           In addition, the amount of lease payments made by our operating companies could be affected by the costs our local partners incur for attachments to poles, or use of conduit, owned by incumbent local exchange carriers or electric utilities. Various state public utility commissions and the FCC are reviewing whether use of local partner facilities for telecommunications purposes (as occurs when our operating companies lease fiber optic capacity from local partners) should entitle incumbent local exchange carriers and electric utilities to raise pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by our operating companies to the local partners and could have a significant adverse impact on the profitability of our operating companies and our results of operations.

Competition                In each of our markets, the competitive local
                           exchange carrier services offered by us compete
   Adelphia Business       principally with the services offered by the
Solutions' operations      incumbent local telephone exchange carrier company
are subject to risk        serving that area. Local telephone companies have
because Adelphia           long-standing relationships with their customers,
Business Solutions         have the potential to subsidize competitive
competes principally       services from monopoly service revenues, and
with established local     benefit from favorable state and federal
telephone companies that   regulations. The merger of Bell Atlantic and NYNEX
have long-standing         created a very large company whose combined
utility relationships      territory covers a substantial portion of our
with their customers and   current markets. Other combinations are occurring
pricing flexibility for    in the industry, which may have a material adverse
local telephone            effect on us.
services.

                           We think that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Our operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in our markets to do the following:

                              .  lower their rates substantially;

                              . engage in aggressive volume and term discount pricing practices for their customers; or

                              .  charge excessive fees to us for
                                 interconnection to the incumbent local
                                 telephone company's networks.

   If the regional Bell    The regional Bell operating companies can now
telephone companies        obtain regulatory approval to offer long distance
could get regulatory       services if they comply with the interconnection
approval to offer long     requirements of the federal Telecommunications Act
distance service in        of 1996. To date, the FCC has denied the requests
competition with our       for approval filed by regional Bell operating
significant customers,     companies in our operating areas. However, an
some of our major          approval of such a request could result in
customers could lose       decreased market share for the major long distance
market share.              carriers which are among our significant customers.
                           This could have a material adverse effect on us.

   The regional Bell
telephone companies        Some of the regional Bell operating companies have
continue to seek other     also recently filed petitions with the FCC
regulatory approvals       requesting waivers of other obligations under the
that could significantly   federal Telecommunications Act of 1996. These
enhance their              involve services we also provide such as high speed
competitive position       data, long distance, and services to Internet
against us.                Service Providers. If the FCC grants the regional
                           Bell operating companies' petitions, this could have a material adverse effect on us.

   Potential competitors   Our potential competitors include other competitive
to our                     local exchange carriers, incumbent local telephone
telecommunications         companies which are not subject to regional Bell
services include the       operating companies' restrictions on offering long
regional Bell telephone    distance service, AT&T, MCIWorldCom, Sprint and
companies, AT&T,           other long distance carriers, cable television
MCIWorldCom and Sprint,    companies, electric utilities, microwave carriers,
electric utilities and     wireless telecommunications providers and private
other companies that       networks built by large end users. Both AT&T and
have advantages over us.   MCIWorldCom have announced that they have begun to
                           offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service.
                           AT&T and Tele-Communications, Inc. also recently merged and MCIWorldCom and Sprint announced that they will merge. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use our services when entering the market for local exchange services.

                           Many of our current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than our resources, as well as other competitive advantages over us.

We Are Subject To          The federal Telecommunications Act of 1996
Extensive Regulation       substantially changed federal, state and local laws
                           and regulations governing telecommunications
   The federal             businesses. This law could materially affect the
Telecommunications Act     growth and operation of the telephone industry and
of 1996 may have a         the services we provide. There are numerous
significant impact on      rulemakings that have been and continue to be
our businesses.            undertaken by the FCC which will interpret and
                           implement the provisions of this law. Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. In addition, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in our markets or potential markets. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.
                           Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on us.

                           Although the federal Telecommunications Act of 1996 requires local telephone companies to interconnect with and sell services to us, these interconnection agreements may have short terms, requiring us to renegotiate them repeatedly. Local telephone companies may not provide timely or adequate service to us which would impair our reputation with customers who could easily change back to using the local telephone company. In addition, the prices we pay in these agreements may be subject to significant increases if state public utility commissions establish prices to pass on to competitive local exchange carriers part of the cost of providing universal service.

                           Our operating companies that provide intrastate services are also generally subject among other matters to certification and tariff filing requirements by state regulators. Challenges to our tariffs and certificates by third parties or by the states could cause us to incur substantial legal and administrative expense.

Risks Related To Local     Local multipoint distribution service is a new
Multipoint Distribution    service. Major telecommunications equipment
Service Strategy           manufacturers are currently introducing products
                           for the local multipoint distribution service frequency band. As a result, no wireless local loop systems are currently operating under local multipoint distribution service, and implementation of such systems could be subject to unforeseen delays, costs and possible quality and implementation issues. Material aspects of our local multipoint distribution service implementation strategy are still being developed and defined, and there can be no guarantee that we will develop and implement a successful and profitable local multipoint distribution service strategy, or that implementation of our local multipoint distribution service strategy will not involve substantial cost.

Rapid Technological        The telecommunications industry is subject to rapid
Change                     and significant changes in technology. While we
                           believe that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder our ability to acquire necessary technologies, the effect of technological changes on our business cannot be predicted. Thus, there can be no guarantee that technological developments will not have a material adverse effect on us.

Year 2000 Issues Present   The year 2000 issue refers to the inability of
Risks To Our Business      computerized systems and technologies to recognize
Operations In Several      and process dates beyond December 31, 1999. This
Ways                       could present risks to the operation of our
                           business in several ways. Our computerized business applications that could be adversely affected by the year 2000 issue include:

                              .  information processing and financial
                                 reporting systems,

                              .  customer billing systems,

                              .  customer service systems,

                              . telecommunication transmission and reception systems, and

                              .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                           There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems. Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

Dependence Upon Network    Our success in marketing our services to business
Infrastructure, Risk Of    and government users requires that we provide
System Failure Or          superior reliability, capacity and security through
Security Breach            our network infrastructure. Our networks are
                           subject to physical damage, power loss, capacity limitations, software defects, breaches of security
                           (by computer virus, break-ins or otherwise) and other factors, any of which may cause interruptions in service or reduced capacity for our customers.
                           Interruptions in service, capacity limitations or security breaches could have a material adverse effect on us.

Dependence On Key          Our growth strategy depends in large part on our
Personnel                  ability to attract and retain key management,
                           marketing and operations personnel. Currently, our business is managed by a small number of management and operating personnel with certain other services, including financial and certain accounting services, provided by Adelphia. There can be no assurance that we will attract and retain the qualified personnel needed to manage, operate and further develop our business. In addition, the loss of the services of any one or more members of our senior management team could have a material adverse effect on Adelphia Business Solutions.

Dependence On Business     For the nine months ended December 31, 1998 and the
From Interexchange         six months ended June 30, 1999, approximately 18%
Carriers                   and 13%, respectively, of the operating companies'
                           combined revenues were attributable to access services provided to MCIWorldCom and AT&T. The loss of access revenues from interexchange carriers in general or the loss of MCIWorldCom or AT&T as a customer could have a material adverse effect on our current revenue stream.

                           In addition, the federal Telecommunications Act of 1996 establishes procedures under which the regional Bell operating companies can obtain authority to compete with the interexchange carriers in the long distance market, which could result in a decreased market share for interexchange carriers. Due to our operating companies' dependence on business from interexchange carriers, any significant loss of market share by the interexchange carriers could have a material adverse effect on us.

We May Not Have The        Our current public debt indentures contain
Resources To Make          provisions requiring Adelphia Business Solutions,
Required Repurchases of    upon a change of control, to offer to redeem the
Our Debt If A Change of    notes issued under those indentures. In the event a
Control Occurs             change of control occurs, there is no assurance
                           that Adelphia Business Solutions will have the ability to make an offer to redeem these notes, that it will have sufficient funds to repurchase all of these notes or that it would be able to obtain any additional debt or equity financing in an amount sufficient to repurchase these notes or notes which may be offered by this prospectus and a related prospectus supplement.

Unequal Voting Rights Of   Adelphia Business Solutions has two classes of
Stockholders               common stock--Class A which carries one vote per
                           share and Class B which carries ten votes per share. The holders of Class B common stock can control the outcome of matters being voted upon by the stockholders such as the election of directors.

It Is Unlikely You Will    Adelphia Business Solutions has never declared or
Receive A Return On Your   paid cash dividends on any of its common stock and
Shares Through The         has no intention of doing so in the forseeable
Payment Of Cash            future. As a result, it is unlikely that you will
Dividends                  receive a return on your shares through the payment
                           of cash dividends.

Purchasers Of Our Common   Persons purchasing common stock will incur
Stock Will Incur           immediate and substantial net tangible book value
Immediate Dilution         dilution.

Future Sales Of            Sales of a substantial number of shares of Class A
Outstanding Common Stock   common stock or Class B common stock could
Could Adversely Affect     adversely affect the market price of our Class A
The Market Price Of Our    common stock and could impair our ability in the
Common Stock               future to raise capital through stock offerings. If
                           all of our existing holders of our warrants and our Class B common stock exercised their existing rights as of June 30, 1999 to receive Class A common stock, we would issue approximately an additional 33.1 million shares of Class A common stock.

Forward-Looking            The statements contained or incorporated by
Statements In This         reference in this prospectus that are not
Prospectus Are Subject     historical facts are "forward-looking statements"
To Risks and               and can be identified by the use of forward-looking
Uncertainties              terminology such as "believes," "expects," "may,"
                           "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information included or incorporated by reference in this prospectus, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. These statements appear in a number of places in this prospectus and our most recent Form 10-K and Form 10-Q, including "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding the intent, belief and current expectations of

                           Adelphia Business Solutions and its directors and officers. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, Adelphia Business Solutions. These risks and uncertainties include, but are not limited to, uncertainties relating to Adelphia Business Solutions' ability to successfully market its services to current and new customers, access markets on a nondiscriminatory basis, identify, design and construct fiber optic networks, install cable and facilities (including switching electronics), and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as risks and uncertainties relating to general economic conditions, the cost and availability of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, and inventories, technological developments, year 2000 issues and changes in the competitive environment in which Adelphia Business Solutions operates. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of Adelphia Business Solutions for the periods indicated. For purposes of calculating the ratio of earnings available to cover combined fixed charges and preferred stock dividends:

  . earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest, and

  . fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.

                        Fiscal Year Ended
   --------------------------------------------------------------Nine Months Ended Six Months Ended
   March 31, 1995   March 31, 1996 March 31, 1997 March 31, 1998 December 31, 1998  June 30, 1999
   --------------   -------------- -------------- -------------- ----------------- ----------------
         --               --             --             --               --               --

   For the years ended March 31, 1995, 1996, 1997, and 1998, the nine months ended December 31, 1998, and the six months ended June 30, 1999, Adelphia Business Solutions' earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $7,700,000, $13,800,000 $30,300,000 $85,800,000, $105,500,000 and $90,000,000, respectively. Pro forma for the issuance of the 12% senior subordinated notes due 2007, Adelphia Business Solutions' earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $132,500,000 and approximately $96,000,000 for the nine months ended December 31, 1998 and the six months ended June 30, 1999, respectively.

                                    DILUTION

   The net tangible book value of Adelphia Business Solutions' common stock as of June 30, 1999 was a deficit of approximately $30,300,000 or a negative $0.55 a share. Net tangible book value per share represents the amount of Adelphia Business Solutions' common stock and other stockholders' equity deficiency, less intangible assets, divided by shares of Adelphia Business Solutions' common stock outstanding. Purchasers of common stock will have an immediate dilution of net tangible book value. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A or Class B common stock in an offering by Adelphia Business Solutions and the pro forma net tangible book value per share of the common stock immediately after completion of such offering.

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable prospectus supplement, we intend to apply the net proceeds from the sale of the securities to which this prospectus relates to general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness, investments and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

   The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.

   The debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time between Adelphia Business Solutions and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between Adelphia Business Solutions and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinate debt securities as the subordinate indenture and we will refer to the trustee under that indenture as the subordinate trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act. Whenever we refer to particular defined terms of the indentures in this Section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

General

   The debt securities will be issuable in one or more series pursuant to an indenture supplemental to the applicable indenture or a resolution of Adelphia Business Solutions' board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank pari passu in right of payment with all of Adelphia Business Solutions' other senior unsecured obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and the supplemental indenture relating to that debt. Except as otherwise provided in a prospectus supplement, the indentures do not limit the incurrence or issuance of other secured or unsecured debt of Adelphia Business Solutions, whether under the indentures, any other indenture that Adelphia Business Solutions may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

   The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of debt securities:

  . the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

  .  any limit upon the aggregate principal amount of the debt securities;

  . the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Adelphia Business Solutions to defer payment of principal;

  . the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Adelphia Business Solutions to defer any interest payment;

  . the place or places where, subject to the terms of the indenture as described below under the caption "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "--Denominations, Registration and Transfer," Adelphia Business Solutions will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Adelphia Business Solutions in respect of the debt securities and the indenture may be made;

  . any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at the option of Adelphia Business Solutions pursuant to any sinking fund or otherwise;

  . the obligation, if any, of Adelphia Business Solutions to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

  . the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

  . if other than in U.S. Dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

  . any additions, modifications or deletions in the events of default or covenants of Adelphia Business Solutions specified in the indenture with respect to the debt securities;

  . if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

  . any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  . any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

  . subject to the terms described under "--Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

  .  the appointment of any trustee, registrar, paying agent or agents;

  . the terms and conditions of any obligation or right of Adelphia Business Solutions or a holder to convert or exchange debt securities into preferred securities or other securities;

  . whether the defeasance and covenant defeasance provisions described under the caption "--Satisfaction and Discharge; Defeasance" will be inapplicable or modified;

  . any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

  . any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

   We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to the debt securities in the applicable prospectus supplement.

   If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S. federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

   If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

Denominations, Registration and Transfer

   Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

   Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by Adelphia Business Solutions for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Adelphia Business Solutions will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by Adelphia Business Solutions with respect to any series, Adelphia Business Solutions may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Adelphia Business Solutions maintains a transfer agent in each place of payment for the series. Adelphia Business Solutions may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any redemption, neither Adelphia Business Solutions nor the trustee will be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption, or

  . transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

Global Debt Securities

   Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the depositary for the global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

   The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. Adelphia Business Solutions anticipates that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a global debt security, and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Adelphia Business Solutions if the debt securities are offered and sold directly by Adelphia Business Solutions. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

   So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and will not be considered the owners or holders of them under the indenture.

   Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Adelphia Business Solutions, or the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   Adelphia Business Solutions expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. Adelphia Business Solutions also expects that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

   Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Adelphia Business Solutions within 90 days, Adelphia Business Solutions will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, Adelphia Business Solutions may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if Adelphia Business Solutions so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to Adelphia Business Solutions, the trustee and the depositary for the global debt security, receive individual debt securities of the series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Adelphia Business Solutions, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

Payment and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as Adelphia Business Solutions may designate from time to time in the applicable prospectus supplement, except that at the option of Adelphia Business Solutions payment of any interest may be made:

  . except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or

  . by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. Adelphia Business Solutions may at any time designate additional paying agents or rescind the designation of any paying agent; however, Adelphia Business Solutions will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

   Any moneys deposited with the trustee or any paying agent, or held by Adelphia Business Solutions in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at the request of Adelphia Business Solutions, be repaid to Adelphia Business Solutions or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to Adelphia Business Solutions for payment.

Option to Defer Interest Payments or to Pay-in-Kind

   If provided in the applicable prospectus supplement, Adelphia Business Solutions will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, Adelphia Business Solutions will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

Subordination

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that the subordinated debt securities are subordinated and junior in right of payment to all senior indebtedness of Adelphia Business Solutions. If:

  . Adelphia Business Solutions defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

  . an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Adelphia Business Solutions by the holders of senior indebtedness then unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that in the event of:

  . any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Adelphia Business Solutions, its creditors or its property;

  . any proceeding for the liquidation, dissolution or other winding-up of Adelphia Business Solutions, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

  . any assignment by Adelphia Business Solutions for the benefit of creditors; or

  .  any other marshaling of the assets of Adelphia Business Solutions;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by Adelphia Business Solutions on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Adelphia Business Solutions or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Adelphia Business Solutions being subordinated to the payment of subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Adelphia Business Solutions.

   Except as provided in the applicable prospectus supplement, the term "senior indebtedness" is defined as the principal, premium, if any, and interest on:

  . all indebtedness of Adelphia Business Solutions, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

  . any indebtedness of others of the kinds described in the first bullet point above for the payment of which Adelphia Business Solutions is responsible or liable as guarantor or otherwise; and

  . amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

   Except as provided in the applicable prospectus supplement, the subordinated indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by Adelphia Business Solutions. As of June 30, 1999, senior indebtedness of Adelphia Business Solutions aggregated approximately $486,700,000. In addition, because Adelphia Business Solutions is a holding company, the subordinated debt securities are effectively subordinated to all existing and future liabilities of Adelphia Business Solutions' subsidiaries.

Modification of Indentures

   From time to time, Adelphia Business Solutions and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

  . to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;

  . to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act; and

  . to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

   In addition, under the indentures, Adelphia Business Solutions and the trustee may modify some rights, covenants and obligations of Adelphia Business Solutions and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities; but no extension of the maturity of any series of debt securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

   In addition, Adelphia Business Solutions and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

Events of Default

   The indentures provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

  . failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due, (subject to the deferral of any due date in the case of an extension period);

  . failure to pay any principal or premium, if any, on the series of the debt securities when due whether at maturity, upon redemption, by declaration or otherwise;

  . failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to Adelphia Business Solutions from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;

  . default resulting in acceleration of other indebtedness of Adelphia Business Solutions for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice thereof to Adelphia Business Solutions by the trustee or to Adelphia Business Solutions and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

  . certain events in bankruptcy, insolvency or reorganization of Adelphia Business Solutions.

   The holders of a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

   The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. Adelphia Business Solutions is required to file annually with the trustees a certificate as to whether or not Adelphia Business Solutions is in compliance with all the conditions and covenants applicable to it under the indentures.

   In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

   No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonably indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

Consolidation, Merger, Sale of Assets and Other Transactions

   Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that Adelphia Business Solutions will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:

  . either Adelphia Business Solutions is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes Adelphia Business Solutions' obligations on the debt securities under a supplemental indenture; and

  . immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

   Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Adelphia Business Solutions that may adversely affect holders of the debt securities.

Satisfaction and Discharge; Defeasance

   The indentures provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

  .  have become due and payable, or

  .  will become due and payable at their stated maturity within one year,

and Adelphia Business Solutions deposits or causes to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Adelphia Business Solutions' obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and Adelphia Business Solutions will be deemed to have satisfied and discharged the indenture.

   The indentures provide that Adelphia Business Solutions may elect either:

  . to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to compensate and indemnify the trustee ("defeasance"); or

  . to be released from its obligations with respect to certain covenants, ("covenant defeasance") upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding debt securities of the series.

   Such a trust may be established only if, among other things, Adelphia Business Solutions has delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

Redemption

   Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.

   Unless otherwise indicated in the applicable prospectus supplement, Adelphia Business Solutions may, at its option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

   Adelphia Business Solutions will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless Adelphia Business Solutions defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debt securities or portions thereof called for redemption.

Conversion or Exchange

   If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Adelphia Business Solutions, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Certain Covenants

   The indentures contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. To the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.

Governing Law

   The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustees

   Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of the capital stock and warrants of Adelphia Business Solutions and certain provisions of Adelphia Business Solutions' Certificate of Incorporation and Bylaws is as of the date of this prospectus and is a summary and is qualified in its entirety by Adelphia Business Solutions' Certificate of Incorporation and Bylaws, each as amended, which documents are filed as exhibits to the registration statement covering this prospectus.

   As of October 25, 1999, Adelphia Business Solutions' authorized capital stock consists of 800,000,000 shares of Class A common stock, par value $.01 per share, 400,000,000 shares of Class B common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

   Shares of Class A common stock and Class B common stock are substantially identical, except that holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.

 Class A common stock

   The holders of Class A common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock and Class B common stock are entitled to receive dividends ratably, if any such dividends are declared, from time to time by the Board of Directors out of funds legally available therefor. Stock dividends declared on Class A common stock shall be in shares of Class A common stock, and stock dividends on Class B common stock shall be in shares of Class B common stock. In the event of a liquidation, dissolution or winding up of Adelphia Business Solutions, the holders of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the holders of the preferred stock then outstanding. There are no redemption or sinking fund provisions available to the Class A common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of Class A or Class B common stock to be issued upon exercise of the Warrants will be fully paid and non-assessable.

 Class B common stock

   The holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by the stockholders. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock. In all other respects, the provisions of the Class B common stock are identical to those of the Class A common stock. There are no contractual restrictions, or restrictions contained in the Certificate of Incorporation, regarding the ability to transfer shares of Class B common stock.

   Neither the holders of Class A common stock nor the holders of Class B common stock have cumulative voting rights. For a discussion of the effects of the voting rights of Adelphia, see "Risk Factors--Control by Adelphia Communications Corporation."

Preferred Stock

   The board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time such shares of preferred stock, in one or more classes or series. Each class or series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others

  . the distinctive designation of each series and the number of shares that will constitute the series;

  .  the voting rights, if any, of shares of the series;

  . the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

  . the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

  . the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

  . any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets;

  . the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

   The ownership and control of Adelphia Business Solutions by the holders of common stock would be diluted if Adelphia Business Solutions were to issue preferred stock that had voting rights or that was convertible into common stock. In addition, the holders of preferred stock issued by Adelphia Business Solutions would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of preferred stock could dilute the voting rights of the holders of common stock on such issues.

   On October 9, 1997, Adelphia Business Solutions issued $200.0 million aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 in a private placement. Adelphia Business Solutions is required to redeem all of the senior exchangeable preferred stock on October 15, 2007 at 100% of the liquidation preference of the senior exchangeable preferred stock then outstanding. Dividends are payable quarterly, commencing January 15, 1998, at 12 7/8% of the liquidation preference of outstanding senior exchangeable preferred stock. Through October 15, 2002, dividends are payable in cash or additional shares of senior exchangeable preferred stock at Adelphia Business Solutions' option. Subsequent to October 15, 2002, dividends are payable in cash. Prior to October 15, 2000, subject to certain conditions, Adelphia Business Solutions may redeem up to 35% of the aggregate liquidation preference of the originally issued senior exchangeable preferred stock at 112.875% of the liquidation preference thereof with the net proceeds of one or more Qualified Equity Offerings (as defined). Commencing October 15, 2002, Adelphia Business Solutions may redeem the senior exchangeable preferred stock in whole or in part at 106.438% of the liquidation preference thereof declining annually to par on October 15, 2005. Holders of the senior exchangeable preferred stock have the right to require Adelphia Business Solutions to redeem their senior exchangeable preferred stock at 101% of the liquidation preference thereof upon a Change of Control (as defined). The Certificate of Designation provides for, among other things, limitations on (i) additional borrowings,
(ii) payment of dividends or distributions, (iii) transactions with affiliates and (iv) the sale of assets.

Warrants

   Adelphia Business Solutions issued Class B warrants pursuant to the Class B Warrant Agreement between Adelphia Business Solutions and Bank of Montreal Trust Company, as warrant agent on April 15, 1996 as part of a private placement by Adelphia Business Solutions of 329,000 units consisting of $329.0 million aggregate principle amount at maturity of 13% senior notes and Class B warrants to purchase an aggregate of 1,993,638 shares of Class B common stock of Adelphia Business Solutions. The following summary of certain provisions of the Class B Warrant Agreement and the Class B warrants does not purport to be complete and is qualified in its entirety by reference to the Class B Warrant Agreement and the Class B warrants, including the definitions therein of certain terms.

   Each Class B warrants, when exercised, will entitle the holder thereof to purchase 6.06 shares of Class B common stock at the exercise price of $0.00308 per share. The exercise price and the number of Class B warrant shares issuable on exercise of a Class B Warrant are both subject to adjustment in certain cases referred to below. The Class B warrants are exercisable at any time on or after the earlier to occur of (i) May 1, 1997 and (ii) in the event a Change of Control occurs, the date Adelphia Business Solutions mails notice thereof to holders of the Senior Notes and to the holders of the Class B warrants, Class B warrant shares and any other securities issued or issuable with respect thereto. Unless exercised, the Class B warrants will automatically expire on April 1, 2001, the Expiration Date. Adelphia Business Solutions will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Class B warrants. If Adelphia Business Solutions fails to give such notice, the Class B warrants will not expire until 90 days after Adelphia Business Solutions gives such notice. In no event will holders be entitled to any damages or other remedy for Adelphia Business Solutions' failure to give such notice other than any such extension.

   In connection with the issuance of the Class B warrants, Adelphia Business Solutions agreed to file Class B warrant shelf registration statements under the Securities Act (i) covering the Warrants, on or prior to October 1, 1996, and (ii) covering the Class B warrant shares, on or prior to January 1, 1997, and to use its best efforts to cause such Class B Warrant Shelf registration statements to be declared effective by the Commission on or prior to 90 days after the dates specified for such filings. Adelphia Business Solutions filed a Class B warrant shelf registration statement covering the Class B warrants and the Class B warrant shares on September 25, 1996 and the Class B warrant shelf registration statement was declared effective by the Commission on December 30, 1996. Adelphia Business Solutions has agreed to keep the Class B warrant shelf registration statement with respect to the Class B warrants and the Class B warrant shares as described in the immediately preceding paragraph effective until October 1, 1999 and January 1, 2000, respectively. If Adelphia Business Solutions does not comply with its registration obligations under the Class B warrant registration rights agreement, it will be required to pay liquidated damages to holders of the Class B warrants or Class B warrant shares under certain circumstances.

   Adelphia Business Solutions issued warrants to purchase its Class A common stock in connection with a 1997 preferred provider agreement with MCI that subsequently were acquired from MCI by Adelphia. These warrants are exerciseable to obtain 1,421,499 shares of Class A common stock at an exercise price of $6.15 per share.

   On February 12, 1998, Adelphia Business Solutions consummated an agreement with Lenfest Telephony, Inc. ("Lenfest") whereby Lenfest received a warrant to obtain 731,624 shares of Class A common stock of Adelphia Business Solutions (the "Lenfest Warrant") in exchange for its partnership interest in the Harrisburg, Pennsylvania network. On May 15, 1998, Lenfest exercised its warrant and received 731,624 shares of Class A common stock.

Dividend Restrictions

   The terms of our various indentures and our Certificate of Designation contain restrictions on our ability to pay dividends on the common stock. The payment of dividends on the common stock is also subject to the preferences that may be applicable to any then outstanding preferred stock.

Anti-Takeover Effects Of Provisions Of The Certificate Of Incorporation And Delaware Law

 Delaware General Corporation Law

   As of the date of this prospectus, although Adelphia Business Solutions' Certificate of Incorporation currently provides that Adelphia Business Solutions is not subject to Section 203 of the Delaware General Corporation Law ("Section 203"), Adelphia Business Solutions could become subject to Section 203 through stockholder action in the future. As of the date of this prospectus, Section 203, subject to certain exceptions, prohibits a Delaware corporation, the voting stock of which is generally publicly traded (i.e., listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a registered national securities association) or held of record by more than 2,000 stockholders, from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board of Directors of the corporation approved either such business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (y) by persons who are directors and also officers and (z) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, such business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transactions involving the corporation which has the effect of increasing the proportionate share of any class or series of stock of the corporation which is beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning (or within the past three years having owned) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

 Certificate of Incorporation

   In addition to the voting rights of the Class A and Class B common stock described above, Adelphia Business Solutions' Certificate of Incorporation, as amended as of the date of this prospectus, by means of a "blank check preferred" provision authorizes the Board of Directors, at any time, to divide any or all of the shares of preferred stock into one or more series and to fix and determine the number of shares and the designation of such series so as to distinguish it from the shares of all other series. Further, the Board of Directors, when issuing a series of preferred stock, may fix and determine the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the preferred stock of such series.

   This blank check preferred provision gives the Board of Directors flexibility in dealing with methods of raising capital and responding to possible hostile takeover attempts. The provision may have the effect of making it more difficult for a third party to acquire Adelphia Business Solutions, discourage a third party from attempting to acquire Adelphia Business Solutions or deter a third party from paying a premium to acquire a majority of the outstanding voting stock of Adelphia Business Solutions. Additionally, depending on the rights and preferences of any series of preferred stock issued and outstanding, the issuance of preferred stock may adversely affect the voting and other rights of the holders of the common stock, including the possibility of the loss of voting control to others.

Equity Securities Offered

   Any offering of our Class A common stock, Class B common stock, preferred stock, depositary shares or other equity securities will be described in the prospectus supplement relating to that offering.

   If we offer a series of preferred stock, we will describe the particular terms and conditions of the series of preferred stock offered by a prospectus supplement in the prospectus supplement relating to that series of preferred stock. The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of preferred stock being offered:

  .  its title;

  . the number of shares offered, any liquidation preference per share and the purchase price;

  . any applicable dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

  . if dividends apply whether they shall be cumulative or non-cumulative and, if cumulative, the date from which dividends shall accumulate;

   .  any procedures for any auction and remarketing;

   .  any provisions for a sinking fund;

   .  any provisions for redemption;

   .  any listing of such preferred stock on any securities exchange or market;

  . the terms and conditions, if applicable, upon which it will be convertible into common stock or another series of preferred stock of Adelphia Business Solutions, including the conversion price (or manner of calculation thereof) and conversion period;

  . the terms and conditions, if applicable, upon which it will be exchangeable into debt securities of Adelphia Business Solutions, including the exchange price (or manner of calculation thereof) and exchange period;

  .  any voting rights;

  . a discussion of any applicable material and/or special United States federal income tax considerations;

  . whether fractional interests in that series of preferred stock will be offered by entering into a deposit agreement that will be filed with the SEC which provides for a depositary to issue to the public receipts for depositary shares, each of which will represent ownership of and entitlement to all rights and preferences of a fractional interest in a share of preferred stock of a specified series;

  . its relative ranking and preferences as to any dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia Business Solutions;

  . any limitations on the future issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia Business Solutions; and

  . any other specific terms, preferences, rights, limitations or restrictions.

                              BOOK ENTRY ISSUANCE

   Unless otherwise specified in the applicable prospectus supplement, DTC will act as depositary for securities issued in the form of global securities. Such securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global securities will be issued for such securities representing in the aggregate the total number of such securities, and will be deposited with or on behalf of DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

   Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security, commonly referred to as the beneficial owner is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in such securities, except in the event that use of the book-entry system for such securities is discontinued.

   DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Although voting with respect to securities issued in the form of global securities is limited to the holders of record of such securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of such securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

   Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or Adelphia Business Solutions, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

   DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. In the event that a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. Adelphia Business Solutions, at its option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Adelphia Business Solutions believe to be accurate, but Adelphia Business Solutions assumes no responsibility for the accuracy thereof. Adelphia Business Solutions has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

   Any of the securities being offered under this prospectus may be sold in any one or more of the following ways from time to time:

  .  through agents;

  .  to or through underwriters;

  .  through dealers; and

  .  directly by Adelphia Business Solutions to purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Securities may also be offered or sold through depository receipts issued by a depository institution.

   Offers to purchase securities may be solicited by agents designated by Adelphia Business Solutions from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by Adelphia Business Solutions to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

   If securities are sold by means of an underwritten offering, Adelphia Business Solutions will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and Adelphia Business Solutions at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of these securities will be obligated to purchase all such Securities if any are purchased.

   Adelphia Business Solutions may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If Adelphia Business Solutions grants any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement for these securities.

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Adelphia Business Solutions will sell these securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

   Offers to purchase securities may be solicited directly by Adelphia Business Solutions and those sales may be made by Adelphia Business Solutions directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the prospectus supplement.

   Securities may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more firms "remarketing firms," acting as principals for their own accounts or as agents for Adelphia Business Solutions. Any remarketing firm will be identified and the terms of its agreement, if any, with Adelphia Business Solutions and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.

   If so indicated in a related prospectus supplement, Adelphia Business Solutions may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from Adelphia Business Solutions at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by Adelphia Business Solutions.

   Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with Adelphia Business Solutions to indemnification by Adelphia Business Solutions against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

   Each series of securities will be a new issue and, other than the Class A common stock, which is quoted on the Nasdaq National Market, will have no established trading market. Unless otherwise specified in a related prospectus supplement, Adelphia Business Solutions will not be obligated to list any series of securities on an exchange or otherwise. We cannot assure you that there will be any liquidity in the trading market for any of the securities.

   Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, Adelphia Business Solutions and its subsidiaries in the ordinary course of business.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   We are incorporating by reference the following documents that we have filed with the SEC:

  . our Transition Report on Form 10-K for the nine months ended December 31, 1998, as amended by Form 10-K/A. We refer to this Transition Report on Form 10-K in this prospectus as the Form 10-K;

  .  our Form 10-Qs for the quarters ended March 31, 1999 and June 30, 1999;

  . our definitive proxy statement dated October 4, 1999, with respect to the Annual Meeting of Stockholders to be held October 25, 1999;

  . our Form 8-Ks for the events dated February 16, 1999, February 25, 1999, March 30, 1999 and September 21, 1999; and

  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Securities Exchange Act of 1934 and subsequent amendments and reports filed to update such description.

   We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

   You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                           Adelphia Business Solutions, Inc.
                           One North Main Street
                           Coudersport, Pennsylvania 16915
                           Attention: Investor Relations
                           Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of the prospectus. We are not making this offer of securities in any state or country in which this offer or the acceptance thereof would not be in compliance with the Securities or Blue Sky laws of such jurisdiction.

                                 LEGAL MATTERS

   Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania will pass upon the validity of the securities. Any required information regarding ownership of Adelphia Business Solutions' securities by lawyers of such firm will be contained in the applicable prospectus supplement. If the securities are underwritten, the applicable prospectus supplement will also set forth whether and to what extent, if any, a law firm for the underwriters will pass upon the validity of the securities.

                                    EXPERTS

   The consolidated financial statements of Adelphia Business Solutions (formerly known as Hyperion Telecommunications, Inc.) as of March 31, 1998 and December 31, 1998, and for each of the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, all incorporated in this prospectus by reference from Adelphia Business Solutions' Transition Report on Form 10-K for the nine months ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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   No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus supplement and the accompanying prospectus.

                       Adelphia Business Solutions, Inc.

                   41,952,478 Shares of Class A Common Stock

                    1,256,164 Shares of Class B Common Stock

                                 ADELPHIA LOGO

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                             PROSPECTUS SUPPLEMENT
                               February 20, 2001
                 (Including Prospectus Dated October 25, 1999)

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